                                                                    Exhibit 99.1

SELECTED FINANCIAL INFORMATION

The following table represents the selected financial information at and for the five years ended December 31, 1999:

                                                                                     Years Ended December 31,
                                                                -------------------------------------------------------------------
(Dollars in thousands, except per share amuonts)                    1999*       1998*        1997*        1996*        1995*
                                                                -------------------------------------------------------------------
Statement of Operations Data
     Interest income                                            $  255,377   $  205,189   $  165,783   $  129,559   $  112,115
     Interest expense                                               95,018       76,742       58,310       43,044       36,658
                                                                -------------------------------------------------------------------
          Net interest income                                      160,359      128,447      107,473       86,515       75,457
     Provision for loan losses                                      14,039        8,279        9,131        5,095        3,084
                                                                -------------------------------------------------------------------
          Net interest income after provision for loan
            losses                                                 146,320      120,168       98,342       81,420       72,373
     Other income                                                   28,471       20,996       18,179       16,972       13,342
     Nonrecurring - warrant income                                  14,508          945        1,162           92            -
                                                                -------------------------------------------------------------------
          Total other income                                        42,979       21,941       19,341       17,064       13,342
     Operating expenses                                            100,913       86,205       76,264       67,948       61,521
     Other expenses - nonrecurring                                  12,160        1,341       (1,700)           -        2,135
                                                                -------------------------------------------------------------------
          Total operating expenses                                 113,073       87,546       74,564       67,948       63,656
                                                                -------------------------------------------------------------------
     Income before income tax expense & merger and other
       related nonrecurring costs                                   76,226       54,563       43,120       30,536       22,059
     Income tax expense                                             25,468       19,105       15,643       10,963        7,894
                                                                -------------------------------------------------------------------
     Income before merger and other related nonrecurring
       costs and extraordinary items                                50,758       35,458       27,476       19,573       14,165
     Merger and other related nonrecurring costs, net of tax        (6,486)      (1,674)      (2,282)      (1,991)           -
                                                                -------------------------------------------------------------------
          Net income before extraordinary items                     44,272       33,784       25,194       17,582       14,165
     Extraordinary items                                               (88)           -            -            -            -
                                                                -------------------------------------------------------------------
     Net income                                                 $   44,184   $   33,784   $   25,194   $   17,582   $   14,165
                                                                ===================================================================
Per Share Data (1)
     Income per share (before merger, nonrecurring and
       extraordinary items)
          Basic                                                 $     1.21   $     0.95   $     0.73   $     0.57   $     0.46
          Diluted                                                     1.15         0.89         0.68         0.53         0.45
     Net income per share
          Basic                                                 $     1.16   $     0.91   $     0.70   $     0.51   $     0.42
          Diluted                                                     1.10         0.85         0.66         0.48         0.41
     Cash dividends per share (2)                               $     0.24   $     0.19   $     0.15   $     0.11   $     0.10
     Book value per common share                                      6.38         5.37         4.78         4.30         4.00
     Shares outstanding at year end                             39,635,048   37,342,950   35,886,162   33,865,656   32,857,882
     Average common shares outstanding                          38,245,000   37,049,000   35,835,000   34,634,000   33,421,000
     Average common and common equivalent shares outstanding    40,304,000   39,639,000   38,198,000   36,599,000   34,802,000

Performance Ratios
     Return on average assets (before merger, nonrecurring
       and extraordinary items)                                       1.39%        1.37%        1.33%        1.26%        1.25%
     Return on average common shareholders' equity (before
       merger nonrecurring and extraordinary items)                  21.08%       19.02%       16.24%       14.13%       13.35%
     Return on average assets                                         1.33%        1.32%        1.29%        1.13%        1.14%
     Return on average common shareholders' equity                   20.16%       18.29%       15.75%       12.69%       12.20%
     Net interest margin (3)                                          5.25%        5.44%        5.88%        6.11%        6.75%

Balance Sheet Data - At Period End
     Assets                                                     $3,736,729   $2,857,246   $2,235,907   $1,791,754   $1,436,234
     Loans, net                                                  2,416,423    1,740,158    1,358,514    1,089,477      829,017
     Investment securities                                         750,516      667,531      464,703      345,107      356,361
     Deposits                                                    3,262,888    2,463,484    1,935,405    1,570,087    1,248,687
     Subordinated debt                                                   -        3,000        3,000        3,000        3,000
     Trust Preferred Securities                                     49,000       49,000       20,000            -            -
     Common shareholders' equity                                   252,895      200,697      171,465      145,722      131,322

Asset Quality Ratios
     Nonperforming assets to total loans and OREO                     0.28%        0.34%        0.56%        1.25%        1.49%
     Nonperforming assets to total assets                             0.19%        0.21%        0.35%        0.78%        0.88%
     Allowance for loan losses to total loans                         1.94%        1.85%        1.91%        1.66%        1.63%
     Allowance for loan losses to non-
       performing assets                                            690.23%      550.02%      341.80%      133.91%      110.27%
     Net charge-offs to average loans                                 0.09%        0.13%        0.20%        0.14%        0.32%

Regulatory Capital Ratios
     Leverage Ratio                                                   8.24%        8.13%        8.82%        8.42%        9.24%
     Tier 1 Capital                                                   9.75%       10.70%       11.31%       10.89%       12.69%
     Total Capital                                                   11.07%       12.59%       12.67%       12.24%       14.06%

* Restated on a historical basis to reflect the mergers between Greater Bay Bancorp and CNB, MPB, PBC, PRB (the parent of Golden Gate), PBFC, BA Bancshares (the parent of BAB), BCS (the parent of BBC), MD Bancshares (the parent of MDNB) Coast Bancorp (the parent of CCB), BSC and BOP on a pooling-of-interests basis.

(1) Restated to reflect 2 - for - 1 stock split effective as of April 30,1998 and the 2 - for - 1 stock split effective as of October 4, 2000.
(2) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay's subsidiaries prior to the completion of their mergers with Greater Bay.
(3) Net interest margin for 1999, 1998, 1997 and 1996 includes the lower spread earned on the PBC Special Deposit (see Note 7 to the Financial Statements for details). Excluding the PBC Special Deposit, net interest margin would have been 5.46%, 5.49%, 6.14% and 6.32% for 1999, 1998, 1997 and 1996,
    respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company operating Bank of Petaluma ("BOP"), Bank of Santa Clara ("BSC"), Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB"), Mt. Diablo National Bank ("MDNB") and Peninsula Bank of Commerce ("PBC"). The Company also owns GBB Capital I and GBB Capital II, which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 37 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville. At December 31, 1999, the Company had total assets of $3.7 billion, total net loans of $2.4 billion and total deposits of $3.3 billion.

     All of the Company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers has been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

RESULTS OF OPERATIONS

     The Company's operating results included merger, nonrecurring and extraordinary items of $8.1 million ($2.0 million net of tax), $3.1 million ($1.4 million net of tax) and $884,000 ($788,000 net of tax) in 1999, 1998 and
1997, respectively. The following table summarizes net income, net income per share and key financial ratios before and after merger, nonrecurring and extraordinary items for the years presented.

                                           Before merger, nonrecurring                    After merger, nonrecurring
                                             and extraordinary items                        and extraordinary items
(Dollars in thousands,                    -----------------------------------------------------------------------------------
except per share amounts)                    1999        1998         1997              1999          1998          1997
-----------------------------------------------------------------------------------------------------------------------------
Net income                                $ 46,195      $ 35,141      $ 25,983         $ 44,184     $ 33,784       $ 25,194
Net income per share:
      Basic                               $   1.21      $   0.95      $   0.73         $   1.16     $   0.91       $   0.70
      Diluted                             $   1.15      $   0.89      $   0.68         $   1.10     $   0.85       $   0.66
Return on average assets                      1.39%         1.37%         1.33%            1.33%        1.32%          1.29%
Return on average shareholders' equity       21.08%        19.02%        16.24%           20.16%       18.29%         15.75%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company reported net income of $44.2 million in 1999, a 30.8% increase over 1998 net income of $33.8 million. The net income in 1998 was a 34.1% increase over 1997 income of $25.2 million. Basic net income per share was $1.21 for 1999, as compared to $0.91 for 1998 and $0.70 for 1997. Diluted net income per share was $1.10, $0.85 and $0.66 for 1999, 1998 and 1997, respectively. The return on average assets and return on average shareholders' equity were 1.33% and 20.16% in 1999, compared with 1.32% and 18.29% in 1998 and 1.29% and 15.75%
in 1997, respectively.

  The 30.8% increase in 1999 net income as compared to 1998 was the result of significant growth in loans, investments, trust assets and deposits. In 1999, net interest income, excluding Cumulative Trust Preferred Securities issued ("capital securities"), increased 25.4% as compared to 1998. This increase was primarily due to a 29.3% increase in average interest-earning assets in 1999 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.39% in 1999 as compared to 5.56% in 1998 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 25.3% increase in trust fees, loan and international banking fees, service charges and other fees. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1999 by a 17.1% increase in recurring operating expenses, as compared to 1998.

  Net income in 1999 included nonrecurring expenses, net of nonrecurring income
and taxes, of $2.0 million, an increase of $654,000 compared to 1998.   In 1999,
merger and related nonrecurring costs were $6.5 million, an increase of $4.8 million from 1998. Warrant income, net of related expenses and taxes, was $5.8 million in 1999, an increase of $5.3 million compared to 1998. In 1999, the Company donated $7.8 million in appreciated securities to the Greater Bay Bancorp Foundation (the "Foundation"). This resulted in $1.2 million in donation expense, net of a tax benefit derived on the transaction, which is a $1.0 million increase compared to 1998.

  The 34.1% increase in 1998 net income as compared to 1997 was the result of significant growth in loans, investments, trust assets and deposits. In 1998, net interest income, excluding capital securities, increased 20.5% as compared to 1997. This increase was primarily due to a 29.2% increase in average interest-earning assets in 1998 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.56% in 1998 as compared to 5.96% in 1997 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 6.9% increase in trust fees, loan and international banking fees, service charges and other fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1998 by a 15.6% increase in recurring operating expenses, as compared to 1997.

  Net income in 1998 included nonrecurring expenses, net of nonrecurring income
and taxes, of $1.4 million, an increase of $569,000 compared to 1997.   In 1998,
merger and related nonrecurring costs were $1.7 million, a decrease of $608,000 from 1997. Warrant income, net of related expenses and taxes, was $554,000 in 1998, a decrease of $155,000 compared to 1997. In 1998, the Company donated $1.3 million in appreciated securities to the Greater Bay Bancorp Foundation. This resulted in $237,000 in donation expense, net of a tax benefit derived on the transaction. There was no such donation in 1997. In 1997, the Company had nonrecurring income of $1.0 million, net of taxes, related to payment from an insurance carrier of a litigation settlement charge taken in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

     Net interest income, excluding capital securities, increased 25.4% to $164.6 million in 1999 from $131.3 million in 1998. This increase was primarily due to the $692.9 million, or 29.3%, increase in average interest-earning assets which was partially offset by a 17 basis point decrease in the Company's net yield on interest-earning assets. Net interest income, excluding capital securities, increased 20.5% in 1998 from $108.9 million in 1997. This increase was primarily due to the $533.3 million, or 29.2%, increase in average interest-earning assets, which was partially offset by the 40 basis point decrease in the Company's net yield on interest-earning assets. The capital securities were Trust Preferred Securities issued in 1998 and 1997 which cost 8.57% and 9.02% in 1999 and 1998, respectively. Including the capital securities, net interest income increased 24.8% to $160.4 million in 1999, and 19.5% to $128.4 million in 1998. The capital securities were issued primarily as a source of capital and not as a source of liquidity.

     The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                         Years Ended December 31,
                                            ------------------------------------------------------------------------------
                                                             1999                                     1998
                                            -------------------------------------    -------------------------------------
                                                                        Average                                    Average
                                              Average                   Yield/          Average                    Yield/
(Dollars in thousands)                       Balance (1)    Interest     Rate          Balance (1)    Interest      Rate
---------------------------------------------------------------------------------    -------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                               $  203,554      $ 10,518       5.17%       $  156,649    $  8,367       5.34%
 Other short term securities                      70,847         3,830       5.41%           97,229       5,480       5.64%
 Investment securities:
      Taxable                                    559,077        37,000       6.62%          494,019      30,709       6.22%
      Tax-exempt (2)                             129,971         6,549       5.04%           98,728       5,090       5.16%
 Loans (3)                                     2,092,024       197,480       9.44%        1,515,965     155,543      10.26%
                                              ----------      --------                   ----------    --------
             Total interest-earning
                assets                         3,055,473       255,377       8.36%        2,362,590     205,189       8.68%
Noninterest-earning assets                       258,584                                    203,022
                                              ----------      --------                   ----------    --------
                  Total assets                $3,314,057       255,377                   $2,565,612     205,189
                                              ==========      --------                   ==========    --------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                   $1,650,227        55,292       3.35%       $1,223,414      41,980       3.43%
      Time deposits, over $100,000               461,085        21,677       4.70%          326,242      16,436       5.04%
      Other time deposits                        166,446         7,873       4.73%          168,606       8,342       4.95%
                                              ----------      --------                   ----------    --------
              Total interest-bearing
                deposits                       2,277,758        84,842       3.72%        1,718,262      66,758       3.89%
Other borrowings                                 109,872         5,907       5.38%          114,063       6,815       5.97%
Subordinated debt                                    607            68      11.20%            3,000         345      11.50%
                                              ----------      --------                   ----------    --------
               Total interest-bearing
                 liabilities                   2,388,237        90,817       3.80%        1,835,325      73,918       4.03%
Trust Preferred Securities                        49,000         4,201       8.57%           31,293       2,824       9.02%
                                              ----------      --------                   ----------    --------
               Total interest-bearing
                 liabilities and capital
                 securities                    2,437,237        95,018       3.90%        1,866,618      76,742       4.11%
Noninterest-bearing deposits                     620,555                                    489,520
Other noninterest-bearing liabilities             37,090                                     24,729
Shareholders' equity                             219,175                                    184,745
                                              ----------      --------                   ----------    --------
         Total shareholders' equity and
           liabilities                        $3,314,057      $ 95,018                   $2,565,612    $ 76,742
                                              ==========      --------                   ==========    --------

Net interest income                                           $160,359                                 $128,447
                                                              ========                                 ========
Including capital securities:
-----------------------------
Interest rate spread                                                         4.46%                                    4.57%
Contribution of interest free funds                                          0.79%                                    0.86%
                                                                             -----                                    -----
Net yield on interest-earnings assets(4)                                     5.25%                                    5.44%


Excluding capital securities:
-----------------------------
Interest rate spread                                                         4.56%                                    4.66%
Contribution of interest free funds                                          0.83%                                    0.90%
                                                                             -----                                    -----
Net yield on interest-earnings assets(4)                                     5.39%                                    5.56%

                                                           Years Ended December 31,
                                              ---------------------------------------------------
                                                                     1997
                                              ---------------------------------------------------
                                                                                      Average
                                                  Average                             Yield/
(Dollars in thousands)                          Balance (1)          Interest          Rate
-------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                   $  122,992          $  6,633          5.39%
 Other short term securities                          97,955             5,307          5.42%
 Investment securities:
      Taxable                                        318,702            20,823          6.53%
      Tax-exempt (2)                                  57,426             3,210          5.59%
 Loans (3)                                         1,232,223           129,810         10.53%
                                                  ----------          --------
             Total interest-earning
                assets                              1,829,298          165,783          9.06%
Noninterest-earning assets                            130,652
                                                   ----------         --------
                  Total assets                     $1,959,950          165,783
                                                   ==========         --------
INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                        $  951,949           32,476          3.41%
      Time deposits, over $100,000                    212,768           11,811          5.55%
      Other time deposits                             149,581            8,366          5.59%
                                                   ----------         --------
              Total interest-bearing
                deposits                            1,314,298           52,653          4.01%
Other borrowings                                       60,615            3,849          6.35%
Subordinated debt                                       3,000              345         11.50%
                                                   ----------         --------
               Total interest-bearing
                 liabilities                        1,377,913           56,847          4.13%
Trust Preferred Securities                             15,000            1,463          9.75%
                                                   ----------         --------
               Total interest-bearing
                 liabilities and capital
                 securities                         1,392,913           58,310          4.19%
Noninterest-bearing deposits                          382,989
Other noninterest-bearing liabilities                  24,087
Shareholders' equity                                  159,961
                                                   ----------         --------
         Total shareholders' equity and
           liabilities                             $1,959,950         $ 58,310
                                                   ==========         --------

Net interest income                                                   $107,473
                                                                      ========
Including capital securities:
-----------------------------
Interest rate spread                                                                    4.88%
Contribution of interest free funds                                                     1.00%
                                                                                       -----
Net yield on interest-earnings assets(4)                                                5.88%

Excluding capital securities:
-----------------------------
Interest rate spread                                                                    4.94%
Contribution of interest free funds                                                     1.02%
                                                                                       -----
Net yield on interest-earnings assets(4)                                                5.96%

(1) Nonaccrual loans are excluded from the average balance and only collected interest on nonaccrual loans is included in the interest column.
(2) Tax equivalent yields earned on the tax exempt securities are 7.42%, 7.58% and 7.42% for the years ended December 31, 1999, 1998 and 1997, respectively, using the federal statutory rate of 34%.
(3) Loan fees totaling $7.5 million, $6.8 million and $6.7 million are included in loan interest income for 1999, 1998 and 1997, respectively.
(4) Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest- earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

  The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table sets forth, for the years indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).


                                            Year Ended December 31, 1999                      Year Ended December 31, 1999
                                           Compared with December 31, 1998                  Compared with December 31, 1998
                                                 favorable/(unfavorable)                       favorable/(unfavorable)
(Dollars in thousands)(1)                  Volume          Rate           Net              Volume         Rate          Net
-------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNED ON
INTEREST-EARNING ASSETS
 Federal funds sold                        $ 2,432      $   (281)       $ 2,151          $ 1,798         $ (64)      $ 1,734
 Other short term investments               (1,434)         (216)        (1,650)             (40)          213           173
 Investment securities:
     Taxable                                 4,219         2,072          6,291           10,943        (1,057)        9,886
     Tax-exempt                              1,577          (118)         1,459            2,147          (267)        1,880
 Loans                                      55,200       (13,263)        41,937           29,192        (3,459)       25,733
                                          -------------------------------------          --------------------------------------
          Total interest income             61,994       (11,806)        50,188           44,042        (4,636)       39,406
                                          -------------------------------------          --------------------------------------

INTEREST EXPENSE ON
INTEREST-BEARING LIABILITIES
 Deposits:
     MMDA, NOW and savings                 (14,322)        1,010        (13,312)          (9,314)         (190)       (9,504)
     Time deposits over $100,000            (6,403)        1,162         (5,241)          (5,803)        1,178        (4,625)
     Other time deposits                       106           363            469           (1,000)        1,024            24
                                          -------------------------------------          -------------------------------------------

         Total interest-bearing deposits   (20,620)        2,536        (18,084)         (16,117)        2,012       (14,105)
 Other borrowings                              244           664            908           (3,206)          240        (2,966)
 Subordinated debt                             268             9            277                -             -             -
 TPS                                        (1,525)          148         (1,377)          (1,478)          117        (1,361)
                                          -------------------------------------          -------------------------------------------

          Total interest expense           (21,632)        3,356        (18,276)         (20,802)        2,370       (18,432)
                                          -------------------------------------          -------------------------------------------

                Net increase (decrease)
                 in net interest income   $ 40,363      $ (8,451)      $ 31,912          $ 23,240     $ (2,266)     $ 20,974
                                          =====================================          ===========================================

(1) Changes in interest income and expense which are not attributable specifically to either volume or rate are allocated proportionately between both variances. Nonaccrual loans are excluded in average loans.

     Interest income in 1999 increased 24.5% to $255.4 million from $205.2 million in 1998. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. Average interest-earning assets increased $692.9 million, or 29.3%, to $3.1 billion in 1999, compared to $2.4 billion in 1998. Average loans increased $576.1 million, or 38.0%, to $2.1 billion in 1999 from $1.5 billion in 1998. Average investment securities, Federal funds sold and other short-term securities, increased 13.8% to $963.4 million in 1999 from $846.6 million in 1998.

     The average yield on interest-earning assets declined 32 basis points to 8.36% in 1999 from 8.68% in 1998 primarily due to a decline in the average yield on loans which was caused by increased competition and the impact of the Company's focus on slightly larger client credits that generally result in
improved client financial controls, but also result in tighter pricing.   Loans
represented approximately 68.5% of total interest-earning assets in 1999 compared to 64.2% in 1998. The average yield on loans declined 82 basis points to 9.44% in 1999 from 10.26% in 1998.

     Interest expense, excluding capital securities, in 1999 increased 22.9% to $90.8 million from $73.9 million in 1998. This increase was due to greater volumes of interest-bearing liabilities offset by lower interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities, excluding capital securities, increased 30.1% to $2.4 billion in 1999 from $1.8 billion in 1998. The increase was due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 1999, average noninterest-bearing deposits increased to $620.6 million from $489.5 million in 1998. However, due to the larger increase in interest-bearing deposits, noninterest-bearing deposits decreased to 21.4% of total deposits at year-end 1999, compared to 22.2% at year-end 1998.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.56% in 1999 from 4.66% in 1998, and the net yield on interest-earning assets declined in 1999 to 5.39% from 5.56% in 1998.

     Interest income increased 23.8% to $205.2 million in 1998 from $165.8 million in 1997, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 29.2% to $2.4 billion in 1998 from $1.8 billion in 1997 principally as a result of increase in loans. The yield on the higher volume of average interest-earning assets declined 38 basis points to 8.68% in 1998 from 9.06% in 1997, primarily as a result of increased competition for loans.

     Interest expense, excluding capital securities, in 1998 increased 30.0% to $73.9 million from $56.8 million in 1997 primarily as a result of the increase in the volume of interest-bearing liabilities and in the rates paid on interest-bearing liabilities. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities, excluding capital securities, increased 33.2% to $1.8 billion in 1998 from $1.4 billion in 1997.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.66% in 1998 from 4.94% in 1997 and the net yield on interest-earning assets declined to 5.56% in 1998 from 5.96% in 1997.

  The Company's net yield on interest-earning assets was reduced by the Special Deposit. The average deposit balances related to the Special Deposit during 1999, 1998 and 1997 were $99.0 million, $90.0 million and $95.0 million, respectively, on which the Company earned a spread of 3.1%, 2.25% and 2.5%, respectively. Excluding the Special Deposit, the 1999, 1998, 1997 net yield on interest-earning assets, excluding capital securities, would have been 5.46%, 5.69% and 6.14% respectively. The purchase of bank-owned life insurance ("BOLI") also reduced the Company's net interest spread since the earnings of BOLI are included in other income, while the cost of funding BOLI is included in interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company incurred certain client service expenses with respect to its noninterest-bearing liabilities. These expenses include courier and armored car services, check supplies and other related items that are included in operating expenses. If these expenses had been included in interest expense, the Company's net yield on interest-earning assets would have been as follows for each of the years presented.

                                                                                            Years Ended December 31,
                                                                              ----------------------------------------------
(Dollars in thousands)                                                                 1999           1998           1997
----------------------------------------------------------------------------------------------------------------------------
Average noninterest bearing demand deposits                                       $ 620,555      $ 489,520       $ 382,989
Client service expenses                                                               3,226          2,520           1,873
Client service expenses, as a percentage of average
   noninterest bearing demand deposits                                                 0.52%          0.51%           0.49%

IMPACT ON NET YIELD ON INTEREST-EARNING
    ASSETS (EXCLUDING CAPITAL SECURITIES):
Net yield on interest-earning assets                                                   5.39%          5.56%           5.96%
Impact of client service expense                                                      (0.11)%        (0.11)%         (0.11)%
                                                                              ----------------------------------------------
Adjusted net yield on interest-earning assets                                          5.28%          5.45%           5.85%
                                                                              ==============================================

  The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its interest expense.

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

  Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the systematic methodology employed by the Company in determining an adequate allowance for loan losses.

     The provision for loan losses in 1999 was $14.0 million, compared to $8.3 million in 1998 and $9.1 million in 1997. In addition, in connection with the mergers, the Company made an additional provision for loan losses of $2.7 million, $183,000 and $1.4 million in 1999, 1998 and 1997, respectively, to conform to the Company's allowance methodology. Although loans outstanding have increased substantially, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more have remained relatively low, totaling $6.7 million, or 0.27% of loans outstanding, at December 31, 1999, from $5.1 million, or 0.28% of loans outstanding, at December 31, 1998 and $6.2 million, or 0.45% of loans outstanding, at December 31, 1997.

     For further information on nonperforming and classified loans and the allowance for loan losses, see "- Nonperforming and Classified Assets" herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Income

     Total other income increased to $43.0 million in 1999, compared to $21.9 million in 1998 and $19.3 million in 1997. The following table sets forth information by category of other income for the years indicated.

                                                                 Years Ended December 31,
                                                     -----------------------------------------
(Dollars in thousands)                                        1999          1998         1997
----------------------------------------------------------------------------------------------
Service charges and other fees                            $  7,931      $  6,906     $  6,642
Loan and international banking fees                          4,275         2,752        2,654
Trust fees                                                   2,990         2,473        2,049
ATM network revenue                                          2,682         2,440        2,607
Gain on sale of SBA loans                                    2,058         3,490        2,189
Gain (loss) on investments, net                                 87           473          (87)
Other income                                                 8,448         2,462        2,125
                                                     -----------------------------------------
    Total, recurring                                        28,471        20,996       18,179
Warrant income                                              14,508           945        1,162
                                                     -----------------------------------------
    Total                                                 $ 42,979      $ 21,941     $ 19,341
                                                     =========================================

     The increase in other income in 1999 as compared to 1998 was a result of $1.5 million increase in loan and international banking fees, a $1.0 million increase in service charges and other fees, and a $517,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     The increase in other income in 1998 as compared to 1997 was primarily the result of a $1.3 million increase in the gain on sale of Small Business Administration ("SBA") loans and a $424,000 increase in trust fees. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $649.3 million at December 31, 1998, compared to $577.7 million at December 31, 1997. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

     Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million, net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. At December 31, 1999, the Company held approximately 100 warrant positions. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Operating Expenses

The following table sets forth the major components of operating expenses for the years indicated.

                                                                                    Years Ended December 31,
                                                                     -----------------------------------------------
(Dollars in thousands)                                                          1999            1998           1997
--------------------------------------------------------------------------------------------------------------------
Compensation and benefits                                                  $  56,488       $  47,617      $  41,923
Occupancy and equipment                                                       17,545          13,386         11,989
Client service expenses                                                        3,226           2,520          1,873
Legal and other professional fees                                              3,371           3,416          3,456
FDIC insurance and regulatory assessments                                        622             553            504
Expenses on other real estate owned                                               13             157            211
Other                                                                         19,648          18,556         16,308
                                                                     -----------------------------------------------
    Total operating expenses excluding
          nonrecurring costs                                                 100,913          86,205         76,264
Contribution to the GBB Foundation and related
  expenses                                                                    12,160           1,341              -
Mergers and other related nonrecurring costs                                  10,331           2,661          3,333
Recovery of legal settlement                                                       -               -         (1,700)
                                                                     -----------------------------------------------
    Total operating expenses                                               $ 123,404        $ 90,207       $ 77,897
                                                                     ===============================================
Efficiency ratio                                                               60.69%          59.98%         61.43%
Efficiency ratio (before merger, nonrecurring
     and extraordinary items)                                                  53.44%          57.68%         60.69%
Total operating expenses to average assets                                      3.72%           3.52%          3.97%
Total operating expenses to average assets (before
  merger, nonrecurring and extraordinary items)                                 3.04%           3.36%          3.89%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating expenses totaled $123.4 million for 1999, compared to $90.2 million for 1998 and $77.9 million for 1997. The ratio of operating expenses to average assets was 3.72% in 1999, 3.52% in 1998, and 3.97% in 1997. Total operating expenses include merger and other related nonrecurring costs and contributions to the Foundation and related expenses.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio before merger, nonrecurring and extraordinary items for 1999 was 53.44%, compared to 57.68% in 1998 and 60.69% in 1997.

     During 1998, Greater Bay established the Foundation. The Foundation was formed to provide a vehicle through which the Company, its officers and directors can provide support to the communities in which the Company does business. The Foundation focuses its support on initiatives related to education, health and economic growth. To support the Foundation, the Company contributed appreciated securities which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded expense of $12.2 million in 1999 and $1.3 million in 1998 which is included in operating expenses.

     As indicated by the improvements in the efficiency ratio, the Company has been able to achieve increasing economies of scale. In 1999, average assets increased 29.2% from 1998, while operating expenses, excluding merger, and other nonrecurring items, increased only 17.1%. From 1997 to 1998, average assets increased 30.9%, while operating expenses, excluding merger and nonrecurring costs increased only 13.0%.

     Compensation and benefits expenses increased in 1999 to $56.5 million, compared to $47.6 million in 1998 and $41.9 million in 1997. The increase in compensation and benefits is due primarily to the additions in personnel made in 1999 and 1998 to accommodate the growth of the Company.

     The increase in occupancy and equipment, client service expense, Federal Deposit Insurance Corporation ("FDIC") insurance and regulatory assessments and other operating expenses was related to the growth in the Company's loans, deposits and trust assets.

Income Taxes

     The Company's effective income tax rate for 1999 was 32.8%, compared to 34.9% in 1998 and 36.7% in 1997. The effective rates were lower than the statutory rate of 42% due to the donation of appreciated securities to the Foundation, state enterprise zone tax credits and tax-exempt income on municipal securities. The reductions were partially offset by the impact of nondeductible merger and other related nonrecurring costs. In 1998, the Company was able to further reduce its effective tax rate through the recognition of certain net operating losses acquired in its merger with PRB.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

FINANCIAL CONDITION

     Total assets increased 30.8% to $3.7 billion at December 31, 1999, compared to $2.9 billion at December 31, 1998. Total assets increased 27.8% in 1998 from $2.2 billion at December 31, 1997. The increases in 1999 and 1998 were primarily due to increases in the Company's loan portfolio funded by growth in deposits.

Loans

     Total gross loans increased 38.8% to $2.5 billion at December 31, 1999, compared to $1.8 billion at December 31, 1998. Total gross loans increased 27.9% in 1998 from $1.4 billion at year-end 1997. The increases in loan volumes in 1999 and 1998 were primarily due to a strong economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, a downturn in these sectors of the economy could adversely impact the Company's borrowers. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                                As of December 31,
                                  ------------------------------------------------------------------------------------------------
                                         1999               1998                1997             1996                  1995
                                  ------------------------------------------------------------------------------------------------
(Dollars in thousands)             Amount       %       Amount      %       Amount     %      Amount       %      Amount     %
----------------------------------------------------------------------------------------------------------------------------------
Commercial                        $  926,075   38.3%  $  657,300   37.8% $  547,083   40.3%  $  462,894   42.5%  $ 345,353   41.7%
Term Real Estate - Commercial        764,034   31.6      562,388   32.3     412,412   30.4      313,203   28.7     249,411   30.1
                                  ------------------------------------------------------------------------------------------------
              Total Commercial     1,690,109   69.9    1,219,688   70.1     959,495   70.7      776,097   71.2     594,764   71.8
Real estate construction and land    479,163   19.9      301,641   17.3     206,448   15.2      152,607   14.0      87,841   10.5
Real estate other                    140,852    5.8      114,553    6.6      83,404    6.1       68,434    6.3      67,714    8.2
Consumer and other                   167,257    6.9      149,287    8.6     146,930   10.8      121,478   11.2     101,931   12.3
                                  ------------------------------------------------------------------------------------------------
              Total loans, gross   2,477,381  102.5    1,785,169  102.6   1,396,277  102.8    1,118,616  102.7     852,250  102.8
Deferred fees and discounts, net     (12,911)  (0.5)     (11,916)  (0.7)    (11,157)  (0.8)     (10,567)  (1.0)     (9,328)  (1.1)
                                  ------------------------------------------------------------------------------------------------
              Total loans, net of
                    deferred fees  2,464,470  102.0    1,773,253  101.9   1,385,120  102.0    1,108,049  101.7     842,922  101.7
Allowance for loan losses            (48,047)  (2.0)     (33,095)  (1.9)    (26,606)  (2.0)     (18,572)  (1.7)    (13,905)  (1.7)
                                  ------------------------------------------------------------------------------------------------
               Total loans, net   $2,416,423  100.0%  $1,740,158  100.0% $1,358,514  100.0%  $1,089,477  100.0%  $ 829,017  100.0%
                                  ================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents the maturity distribution of the Company's commercial, real estate construction and land, term real estate - commercial and real estate other portfolios and the sensitivity of such loans to changes in interest rates at December 31, 1999.

                                                       Term          Real estate
                                                   real estate-     construction      Real estate
(Dollars in thousands)               Commercial      commercial       and land           other
--------------------------------------------------------------------------------------------------
Loans maturing in:
One year or less:
  Fixed rate                           $ 174,657       $ 23,913         $ 22,856        $ 7,568
  Variable rate                          432,058         70,471          380,054         29,240

One to five years:
  Fixed rate                              70,360         58,085            2,214          2,378
  Variable rate                          147,381         77,158           48,582         35,385

After five years:
  Fixed rate                              32,628        294,173            3,722         10,024
  Variable rate                           68,991        240,234           21,735         56,257
                                 ---------------------------------------------------------------
     Total                             $ 926,075      $ 764,034        $ 479,163      $ 140,852
                                 ===============================================================

Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued and not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

     The following table sets forth information regarding nonperforming assets at the dates indicated.

                                                                                       As of December 31,
                                                         -------------------------------------------------------------------------
(Dollars in thousands)                                              1999        1998           1997          1996            1995
----------------------------------------------------------------------------------------------------------------------------------
Nonperforming loans
           Nonaccrual loans                                      $ 5,744      $ 4,011       $ 4,437       $ 7,186         $ 6,383
           Accruing loans past due 90 days or more                   139          244           273         2,651           1,037
           Restructured loans                                        807          796         1,533         1,828           1,530
                                                         -------------------------------------------------------------------------
                 Total nonperforming loans                         6,690        5,051         6,243        11,665           8,950
Other real estate owned                                              271          966         1,541         2,224           3,660
                                                         -------------------------------------------------------------------------
                 Total nonperforming assets                      $ 6,961      $ 6,017       $ 7,784      $ 13,889        $ 12,610
                                                         =========================================================================

           Nonperforming assets to total loans
              and other real estate owned                           0.28%        0.34%         0.56%         1.25%           1.49%
           Nonperforming assets to total assets                     0.19%        0.21%         0.35%         0.78%           0.88%

     At December 31, 1999 and 1998, the Company had $5.7 million and $4.0 million in nonaccrual loans, respectively. Interest income foregone on nonperforming loans totaled $535,000, $254,000 and $655,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At December 31, 1999, OREO acquired through foreclosure had a carrying value of $271,000 compared to $966,000 at December 31, 1998.

     The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000, $16,000 and $82,000 for the years ended December 31, 1999, 1998 and 1997. Foregone interest income, which totaled $0, $11,000 and $10,000 for the years ended December 31, 1999, 1998 and 1997, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

     The Company has three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the classified loans and other real estate owned at the dates indicated.

                                                                       As of December 31,
                                                         -------------------------------------------
(Dollars in thousands)                                              1999         1998          1997
----------------------------------------------------------------------------------------------------
Substandard                                                     $ 30,725     $ 18,834      $ 21,322
Doubtful                                                           1,850        1,376         2,165
Loss                                                                   2            -            49
Other real estate owned                                              271          966         1,541
                                                         -------------------------------------------
     Classified loans and other real estate owned               $ 32,848     $ 21,176      $ 25,077
                                                         ===========================================

Classified  to total loans and other real
   estate owned                                                     1.33%        1.19%         1.81%
Allowance for loan losses to total classified                     146.27%      156.29%       106.10%
  loans and other real estate owned

With the exception of these classified loans, management was not aware of any loans outstanding as of December 31, 1999 where the known credit problems of the borrower would cause management to have doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against current earnings and reduced by net charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.

(Dollars in thousands)                                 1999            1998            1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------
Period end loans outstanding                       $ 2,477,381     $ 1,785,169     $ 1,396,277     $ 1,118,616     $ 852,250
Average loans outstanding                          $ 2,097,090     $ 1,519,643     $ 1,237,733     $   886,275     $ 735,358
Allowance for loan losses:
Balance at beginning of period                     $    33,095     $    26,606     $    18,599     $    13,905     $  13,149
Charge-offs:
           Commercial                                   (2,880)         (2,155)         (2,136)         (1,483)       (2,146)
           Term Real Estate - Commercial                   (12)            (51)            (59)            (85)          (25)
                                                   ---------------------------------------------------------------------------
                 Total Commercial                       (2,892)         (2,206)         (2,195)         (1,568)       (2,171)
           Real estate construction and land                 -              (7)           (243)           (127)         (410)
           Real estate other                                 -               -               -               -           (49)
           Consumer and other                             (501)           (397)           (428)           (540)         (790)
                                                   ---------------------------------------------------------------------------
                 Total charge-offs                      (3,393)         (2,610)         (2,866)         (2,235)       (3,420)
                                                   ---------------------------------------------------------------------------

Recoveries:
           Commercial                                    1,182             540             278             523           781
           Term Real Estate - Commercial                     1              11               6              27             -
                                                   ---------------------------------------------------------------------------
                  Total Commercial                       1,183             551             284             550           781
           Real estate construction and land                 7               -               6             328            19
           Real estate other                                 7               -               -               -             -
           Consumer and other                              364              86             101             156           292
                                                   ---------------------------------------------------------------------------
                 Total recoveries                        1,561             637             391           1,034         1,092
                                                   ---------------------------------------------------------------------------
            Net charge-offs                             (1,832)         (1,973)         (2,475)         (1,201)       (2,328)
Provision charged to income (1)                         16,784           8,462          10,482           5,895         3,084
                                                   ---------------------------------------------------------------------------
Balance at end of period                              $ 48,047        $ 33,095        $ 26,606        $ 18,599      $ 13,905
                                                   ===========================================================================

Net charge-offs to average loans outstanding
   during the period                                      0.09%           0.13%           0.20%           0.14%         0.32%
Allowance as a percentage of average loans
 outstanding                                              2.29%           2.18%           2.15%           2.10%         1.89%
Allowance as a percentage of period end
 loans outstanding                                        1.94%           1.85%           1.91%           1.66%         1.63%
Allowance as a percentage of
 non-performing loans                                   718.19%         655.22%         426.17%         159.44%       155.36%

(1)  Includes $2.7 million, $183,000, $1.4 million and $800,000 in 1999, 1998,
     1997 and 1996, respectively, to conform to the Company's reserve methodologies which are included in mergers and related nonrecurring costs.

     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.

     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's methodology is, and has been consistently followed. However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company will enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans, is to some extent, based on the judgment and experience of management.
In general, management feels that the allowance for loan losses is adequate as of December 31, 1999. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                                                                   As of December 31,
                                        --------------------------------------------------------------------------------------------
                                                       1999            1998           1997            1996            1995
                                        --------------------------------------------------------------------------------------------

                                                   % of Category   % of Category    % of Category    % of Category     % of Category
                                                       to Gross         to Gross         to Gross         to Gross         to Gross
(Dollars in thousands)                          Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans   Amount   Loans
------------------------------------------------------------------------------------------------------------------------------------

Commercial                                    $16,419  37.38%  $12,341  36.82%  $9,422    39.18%  $7,927  41.38%   $5,376   40.52%
Term real estate - commerci                     7,850  30.84%    3,763  31.50%   2,939    29.54%   2,178  28.00%    1,827   29.27%
                                           -----------------------------------------------------------------------------------------

       Total commercial                        24,269  68.22%   16,104  68.32%  12,361    68.72%  10,105  69.38%    7,203   69.79%
Real estate construction and land               4,620  19.34%    3,477  16.90%   2,239    14.79%   2,346  13.64%    1,561   10.31%
Real estate term                                2,166   5.69%    1,574   6.42%   1,284     5.97%     706   6.12%    1,186    7.95%
Consumer and other                              3,969   6.75%    2,817   8.36%   2,006    10.52%   2,067  10.86%    1,593   11.96%
                                           -----------------------------------------------------------------------------------------

Total allocated                                35,024           23,972          17,890            15,224           11,543
Unallocated                                    13,023            9,123           8,716             3,375            2,362
                                           -----------------------------------------------------------------------------------------

     Total                                    $48,047 100.00%  $33,095 100.00% $26,606   100.00% $18,599 100.00%  $13,905  100.00%
                                           =========================================================================================


     At December 31, 1999, the allowance for loan losses was $48.0 million, consisting of a $35.0 million allocated allowance and a $13.0 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 . Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 .  The results of bank regulatory examinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Investment Securities

     The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions, corporate debt instruments and a modest amount of equity securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock. The Company does not include Federal Funds sold and certain other short-term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses on available for sale securities, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity.

     The amortized cost and estimated fair value of investment securities at December 31, 1999 and 1998 is as follows:

                                                                      Gross          Gross
As of December 31, 1999                             Amortized      Unrealized      Unrealized         Fair
(Dollars in thousands)                                 Cost            Gains          Losses          Value
-------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                       $  19,240           $   -       $   (253)       $  18,987
   U.S. agency notes                                  58,540              10         (1,808)          56,742
   Mortgage-backed securities                        249,038              95         (8,130)         241,003
   Tax-exempt securities                              65,646              85         (3,947)          61,784
   Taxable municipal securities                        3,754               1           (122)           3,633
   Corporate securities                              119,481               -        (12,182)         107,299
                                              ---------------------------------------------------------------
      Total securities available for sale            515,699             191        (26,442)         489,448
                                              ---------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                           1,498               -              -            1,498
   U.S. agency notes                                  58,489               9         (1,750)          56,748
   Mortgage-backed securities                         61,004              28         (2,048)          58,984
   Tax-exempt securities                              77,869             438         (3,173)          75,134
   Corporate securities                               37,608              15         (1,233)          36,390
                                              ---------------------------------------------------------------
      Total securities held to maturity              236,468             490         (8,204)         228,754
                                              ---------------------------------------------------------------

Other securities                                      16,457           8,143              -           24,600
                                              ---------------------------------------------------------------
            Total investment securities            $ 768,624         $ 8,824      $ (34,646)       $ 742,802
                                              ===============================================================

                                                                       Gross           Gross
As of December 31, 1998                              Amortized      Unrealized       Unrealized       Fair
(Dollars in thousands)                                  Cost           Gains          Losses          Value
-------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                        $ 29,161           $ 139            $ -         $ 29,300
   U.S. agency notes                                  79,350             238            (76)          79,512
   Mortgage-backed securities                        226,257           1,799           (157)         227,899
   Tax-exempt securities                              57,809           1,219              -           59,028
   Taxable municipal securities                        6,434             187            (13)           6,608
   Corporate securities                               73,980             116         (1,164)          72,932
                                              ---------------------------------------------------------------
      Total securities available for sale            472,991           3,698         (1,410)         475,279
                                              ---------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                           3,762              28             (2)           3,788
   U.S. agency notes                                  49,519             166            (92)          49,593
   Mortgage-backed securities                         40,055             189           (206)          40,038
   Tax-exempt securities                              62,805           1,953            (15)          64,743
   Corporate securities                               27,547             260            (34)          27,773
                                              ---------------------------------------------------------------
      Total securities held to maturity              183,688           2,596           (349)         185,935
                                              ---------------------------------------------------------------

Other securities                                       8,564               -              -            8,564
                                              ---------------------------------------------------------------
            Total investment securities            $ 665,243         $ 6,294       $ (1,760)       $ 669,778
                                              ===============================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The declines in fair value of the Company's investment portfolio are a result of the increase in overall interest rates which occurred throughout 1999.

     The maturities of investment securities at December 31, 1999 and 1998 are as follows. Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.

                                                                      2001            2005
                                                                     Through        Through         2010 and
(Dollars in thousands)                                 2000           2004            2009         Thereafter         Total
------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                         $ 5,125        $ 14,115       $      -        $       -         $ 19,240
   U.S. agency notes (1)                               1,756          43,503         13,281                -           58,540
   Mortgage-backed securities (2)                      1,268           6,882          7,796          233,092          249,038
   Tax-exempt securities                                 891           7,775         11,113           45,867           65,646
   Taxable municipal securities                            -           3,495            259                -            3,754
   Corporate securities                                  996           3,650          1,012          113,823          119,481
                                              --------------------------------------------------------------------------------
      Total securities available for sale             10,036          79,420         33,461          392,782          515,699
                                              --------------------------------------------------------------------------------
   Fair value                                        $ 9,989        $ 78,338       $ 32,421        $ 368,698        $ 489,448
                                              --------------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                           1,498               -              -                -            1,498
   U.S. agency notes (1)                               3,009          40,992         14,488                -           58,489
   Mortgage-backed securities (2)                         75           2,082          9,082           49,765           61,004
   Tax-exempt securities                               3,150          12,226         19,443           43,050           77,869
   Corporate securities                                5,484          17,305         11,769            3,050           37,608
                                              --------------------------------------------------------------------------------
      Total securities held to maturity               13,216          72,605         54,782           95,865          236,468
                                              --------------------------------------------------------------------------------
   Fair value                                         13,228          71,337         53,339           90,850          228,754
                                              --------------------------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                      $ 23,252       $ 152,025       $ 88,243        $ 488,647        $ 752,167
                                              ================================================================================
   Total fair value                                 $ 23,217       $ 149,675       $ 85,760        $ 459,548        $ 718,200
                                              ================================================================================
   Weighted average yield-total portfolio               5.34%           5.78%          6.37%            7.18%            6.74%

(1) Certain notes issued by U.S. agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(2) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.

     For additional information concerning the investments portfolio, see Note 3 of Notes to Supplemental Consolidated Financial Statements.

Deposits

     The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached $3.3 billion at December 31, 1999, an increase of 32.5% compared to deposits of $2.5 billion at December 31, 1998. In 1998, deposits increased 27.3% from $1.9 billion at December 31, 1997. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas, coupled with an increase in deposits related to the new business development activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     PBC held deposits from a single customer (the "Special Deposit") of $111.1 million and $89.6 million at December 31, 1999 and 1998, respectively. The Special Deposit represents the proposed settlement of a class action lawsuit not involving the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested a significant portion of the proceeds from this deposit in agency securities with maturities of less than 90 days. As previously discussed, the interest rate spread on the Special Deposit was approximately 3.10% and 2.25% for December 31, 1999 and 1998, which resulted in a decrease in overall interest rate spreads.

     The Company's noninterest-bearing demand deposit accounts increased 26.9% to $727.6 million at December 31, 1999, compared to $573.6 million a year earlier.

     Money market deposit accounts ("MMDA"), negotiable order of withdrawal accounts ("NOW") and savings accounts reached $1.8 billion at year-end 1999, an
increase of 32.5% from $1.4 billion at December 31, 1998.   MMDA, NOW and
savings accounts were 56.4% of total deposits at December 31, 1999, as compared to 56.4% at December 31, 1998.

     Time certificates of deposit totaled $696.4 million, or 21.3% of total deposits, at December 31, 1999, compared to $501.7 million, or 20.4% of total deposits, at December 31, 1998.

     As of December 31, 1999, the Company had $19.3 million in brokered deposits outstanding. There were no such deposits as of December 31, 1998.

     For additional information concerning deposits, see Note 7 of Notes to Supplemental Consolidated Financial Statements.

Other Borrowings

     At December 31, 1999 other borrowings consisted of Federal Funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and advances under credit lines. Note 9 of the Notes to the Supplemental Consolidated Financial Statements provides the amounts outstanding, the short and long term classification, other borrowings outstanding during the year and the general terms of these borrowings.

Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sells securities under agreements to repurchase and borrows overnight Federal Funds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 1999, the Banks had approximately $78.6 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 1999, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income, totaled $58.7 million for 1999, $38.8 million for 1998 and $30.5 million for 1997. Cash used for investing activities totaled $812.6 million in 1999, $626.9 million in 1998 and $400.2 million in 1997. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the year ended December 31, 1999, net cash provided by financing activities was $821.8 million, compared to $579.5 million in 1998 and $412.8 million in 1997. Historically, the primary financing activity of the Company has been through deposits. In 1999, 1998 and 1997, deposit gathering activities generated cash of $799.4 million, $528.1 million and $365.3 million, respectively. This represents a total of 97.3%, 91.1% and 88.5% of the financing cash flows for 1999, 1998 and 1997, respectively. The 1999 increase in financing activities other than deposits are a result of proceeds from the sale of stock of $26.8 million, the Company entering into $70.0 million in long-term low cost repurchase agreements in 1998, and the issuance of TPS of $30.0 million and $20.0 million in 1998 and 1997, respectively, which were issued principally to provide capital to the Company (see "- Capital Resources", below).

Capital Resources

     Shareholders' equity at December 31, 1999 increased to $252.9 million from $200.7 million at December 31, 1998 and from $171.5 million at December 31, 1997. Greater Bay paid dividends of $0.24, $0.19 and $0.15 per share in December 31, 1999, 1998 and 1997, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     In 1999 the Company issued, in a private placement, 1,070,000 shares of common stock (as restated for the 2-for-1 stock split effective on October 4, 2000). The proceeds from the offering were $19.0 million, net of issuance costs. Greater Bay intends to use the net proceeds from the offering for general corporate purposes.

     In 1997, the Company issued $20.0 million in TPS to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. Under applicable regulatory guidelines, the TPS qualifies as Tier I capital up to a maximum of 25% of Tier I capital. Any additional portion of TPS would qualify as Tier 2 capital. As of December 31, 1999, all outstanding TPS qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of TPS will increase.

     In 2000, the Company completed two additional offerings of TPS in an aggregate amount of $50.5 million. the Company also issued 648,648 shares of common stock in a private placement. The proceeds from the offering were $12.0 million, net of issuance costs. For additional information on these capital transactions, see Note 23 of the Notes to Supplemental Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     A banking organization's total qualifying capital includes two components: core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses in supplementary capital.

     At December 31, 1999, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

                                               Tier 1            Total
                                Leverage     Risk-Based       Risk-Based
                                  Ratio     Capital Ratio     Capital Ratio
        ---------------------------------------------------------------------
        Company                   8.24%         9.75%            11.07%
        Well-capitalized          5.00%         6.00%            10.00%
        Adequately
           capitalized            4.00%         4.00%             8.00%

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 1999 and the two highest levels recognized under these regulations are as follows:

     The Company's leverage ratio was 8.24% at December 31, 1999, compared to 8.13% at December 31, 1998. At December 31, 1999, the Company's risk-based capital ratios were 9.75% for Tier 1 risk-based capital and 11.07% for total risk-based capital, compared to 10.70% and 12.59%, respectively, as of December 31, 1998.

     In addition, at December 31, 1999, each of the Banks, with the exception of MDNB, had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 17 of Notes to the Supplemental Consolidated Financial Statements.

Quantitative and Qualitative Disclosures about Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and its allowance for loan losses see "--Allowance for Loan Losses" herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee "ALCO" which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on net portfolio value and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (8 years to 12 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the TPS II securities. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in net portfolio value for these rate shock levels as of December 31, 1999. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

        Change in                                           Projected Change
        Interest Rates               Net Portfolio    -----------------------------
        (Dollars in thousands) (1)      Value           Dollars      Percentage
        ---------------------------------------------------------------------------
        100 basis point rise             $ 365,830      $ 7,770            2.2%
        Base scenario                      358,020            -            0.0%
        100 basis point decline            350,469       (7,591)          -2.1%

(1) Evaluation excludes MD Bancshares, Coast Bancorp, BSC and BOP. See further discussion below.

     The preceding table indicates that at December 31, 1999, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's net portfolio value would be expected to decrease. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

     Net portfolio value is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

     Computation of forecasted effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Certain shortcomings are inherent in the method of analysis presented in the computation of net portfolio value. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the net portfolio value. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the net portfolio value. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of December 31, 1999:

                                    Immediate         2 Days To     7 Months to      1 Year         4 Years         More than
(Dollars in thousands)              or One Day        6 Months      12 Months        to 3 Years     to 5 Years      5 Years
--------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks                   $ 794      $     296       $       -        $      -        $      -        $      -
Short term investments                  249,107                              -               -               -               -
Investment securities                    80,483         81,050          34,422         165,295          73,277         291,388
Other securities                              -              -               -               -               -               -
Loans                                 1,293,396        604,150          51,759         145,981         148,958         233,138
Loan losses/unearned fees                     -              -               -               -               -               -
Other assets                                  -              -               -               -               -               -
                                  ----------------------------------------------------------------------------------------------
  Total assets                       $1,623,780      $ 685,496       $  86,181        $311,276        $222,235        $524,526
                                  ==============================================================================================
Liabilities and Equity:
Deposits                             $1,810,296      $ 582,266       $ 106,247        $ 33,781        $  2,650        $     35
Other borrowings                         13,452         63,600           3,000               -          37,000               -
Trust preferred securities                    -              -               -               -               -          49,000
Other liabilities                             -              -               -               -               -               -
Shareholders' equity                          -              -               -               -               -               -
                                  ----------------------------------------------------------------------------------------------
Total liabilities and equity         $1,823,748      $ 645,866       $ 109,247        $ 33,781        $ 39,650        $ 49,035
                                  ==============================================================================================
Gap                                  $ (199,968)     $  39,630       $ (23,066)       $277,495        $182,585        $475,491
Cumulative Gap                       $ (199,968)     $(160,338)      $(183,404)       $ 94,091        $276,676        $752,167
Cumulative Gap/total assets               -5.35%         -4.29%          -4.91%           2.52%           7.40%          20.13%

                                                       Total
                                      Total Rate       Non-Rate
(Dollars in thousands)                Sensitive        Sensitive        Total
----------------------------------------------------------------------------------------
Assets:
Cash and due from banks                $      794       $  146,131       $  146,925
Short term investments                    249,403                -          249,403
Investment securities                     725,915                -          725,915
Other securities                                -           24,600           24,600
Loans                                   2,477,382                -        2,477,382
Loan losses/unearned fees                       -          (60,958)         (60,958)
Other assets                                    -          173,462          173,462
                                  --------------------------------------------------
  Total assets                         $3,453,494       $  283,235       $3,736,729
                                  ==================================================

Liabilities and Equity:
Deposits                               $2,535,275       $  727,613       $3,262,888
Other borrowings                          117,052                -          117,052
Trust preferred securities                 49,000                -           49,000
Other liabilities                               -           54,893           54,893
Shareholders' equity                            -          252,896          252,896
                                  --------------------------------------------------
Total liabilities and equity           $2,701,327       $1,035,402       $3,736,729
                                  ==================================================
Gap                                    $  752,167       $ (752,167)               -
Cumulative Gap                         $  752,167       $        -                -
Cumulative Gap/total assets                 20.13%               -                -

     The foregoing table indicates that the Company had a one year gap of $(183.4) million, or (4.91)% of total assets, at December 31, 1999. In theory, this would indicate that at December 31, 1999, $183.4 million more in liabilities than assets would reprice if there were a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of December 31, 1999, the analysis indicates that the Company's net interest income would increase a maximum of 14.1% (excluding MD Bancshares, Coast Bancorp, BSC and BOP) if rates rose 200 basis points immediately and would decrease a maximum of 13.6%, (excluding MD Bancshares, Coast Bancorp, BSC and
BOP) if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest- bearing liabilities.

     In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

     The above quantified evaluations exclude the impact of MD Bancshares, Coast Bancorp, BSC and BOP because those institutions had not been converted to risk management system as to net portfolio value and interest rate shock simulation analysis at December 31, 1999. The Company has performed a preliminary analysis of MD Bancshares', Coast Bancorp's and BSC's risk profile and has determined that their exposure to interest rate risk is equal to or lower than that of the Company as a whole.

Year 2000 State of Readiness

     The Company's mission critical systems successfully responded to the century date change. Accordingly, the Company's core banking systems, including the application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve, were fully operational and accurately processing customer information and transactions. The Company will continue to monitor its systems and those of its major vendors, suppliers and clients over the coming months.

Recent Events

     On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of MDNB, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 2,790,998 shares of Greater Bay's stock (as restated for the 2-for-1 stock split effective as of October 4, 2000). The stock was issued to MD Bancshares' shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis. As of December 31, 1999, MD Bancshares had $221.1 million in assets, $205.5 million in deposits and $12.8 million in shareholders' equity. MDNB has offices located in Danville, Pleasanton and Lafayette, California.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     On May 18, 2000, Greater Bay and Coast Bancorp, the former holding company of CCB, were merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate of approximately 6,140,000 shares of Greater Bay's stock (as restated for the 2-for-1 stock split effective as of October 4, 2000). The stock was issued to Coast Bancorp's shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis. As of December 31, 1999, Coast Bancorp had $370.0 million in assets, $300.6 million in deposits and $33.0 million in shareholders' equity. CCB's offices are located in Aptos, Capitola, Santa Cruz, Scotts Valley and Watsonville, California.

     On July 21, 2000, Greater Bay and BSC, was merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BSC were converted into an aggregate of approximately 4,002,000 shares of Greater Bay's stock (as restated for the 2-for-1 stock split effective as of October 4, 2000). The stock was issued to BSC's shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with BSC on a pooling-of-interests basis. As of December 31, 1999, BSC had $326.9 million in assets, $293.7 million in deposits and $31.4 million in shareholders' equity. BSC has offices in Milpitas, San Jose, Santa Clara and Sunnyvale, California.

     On October 13, 2000, BOP was merged with and into DKSS Corp., as a result of which BOP became a wholly owned subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of BOP were converted into an aggregate of approximately 1,667,000 shares of Greater Bay's stock (as restated for the 2-for-1 stock split effective as of October 4, 2000). The stock was issued to BOP's shareholders in a tax-free exchange. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with BOP on a pooling-of-interests basis. As of and for the year ended December 31, 1999, BOP had $8.6 million in net interest income, $2.3 million in net income, $194.7 million in assets, $162.2 million in deposits and $14.9 million in shareholder's equity.

     On August 8, 2000 Greater Bay and The Matsco Companies Inc. ("Matsco") signed a definite agreement for a stock purchase agreement between Greater Bay and Matsco, a financial services company headquartered in Emeryville, California which specializes in financial services for dental and veterinary markets. Greater Bay Bancorp will pay the Matsco shareholders $6.5 million in cash and up to an additional $6.0 million in an earn-out arrangement over a 5 year period. The acquisition is subject to regulatory approval and is expected to close in the fourth quarter of this year.

     Assuming the acquisition of Matsco had been completed at December 31, 1999, Greater Bay would have had proforma assets of $3.9 billion, deposits of $3.4 billion and $269.0 million of shareholders' equity.

Recent Accounting Developments

New Accounting Pronouncement -- In September 2000, the FASB issued Statement
----------------------------
140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The new Statement replaces Statement 125, issued in June 1996. It revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of Statement 125's provisions without reconsideration.

This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitizations and collateral accepted need not be reported for periods ending on or before December 15, 2000, for which financial statements are presented for comparative purposes. This Statement is to be applied prospectively with certain exceptions.

Implementation of FASB Statement No. 140 is not expected to have a material effect on the Company's financial position or results of operations.

Business Combinations -- In September 1999, the Financial Accounting Standards
---------------------
Board ("FASB") issued an Exposure Draft of a proposed Statement, Business Combinations and Intangible Assets. The Board is currently redeliberating the provisions in that proposed Statement. The FASB is in the process of researching and discussing the various alternatives proposed by constituents about the best method of accounting for goodwill. The FASB expects to discuss the accounting for goodwill and other issues related to the purchase method at public meetings through November 2000. The FASB will redeliberate the related issue of whether to retain the pooling method, but not until it has reached a set of tentative decisions with respect to the accounting for goodwill. The FASB will not make a final decision about the Exposure Draft or consider whether to issue a final standard until it has addressed all of the substantive issues raised by constituents, including Members of Congress, and has considered the entire set of tentative decisions reached during its redeliberations. While the FASB currently estimates that it will be able to complete its redeliberations in January 2001, that estimate may not be met depending on the progress of its redeliberations. The FASB has no "deadline" for completing the project; however, they currently expect to issue a final Statement near the end of the first quarter of 2001.

A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                                         As of December 31,
                                                                              -------------------------------------
(Dollars in thousands)                                                                1999*              1998*
-------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                              $ 147,222           $ 138,484
Federal funds sold                                                                     219,600             112,020
Other short term securities                                                             29,507              77,960
                                                                              -------------------------------------
       Cash and cash equivalents                                                       396,329             328,464
Investment securities:
    Available for sale, at fair value                                                  489,448             475,279
    Held to maturity, at amortized cost (fair value 1999: $228,754
      1998: $185,935)                                                                  236,468             183,688
    Other securities                                                                    24,600               8,564
                                                                              -------------------------------------
       Investment securities                                                           750,516             667,531
Total loans:
    Commercial                                                                         926,075             657,300
    Term real estate - commercial                                                      764,034             562,388
                                                                              -------------------------------------
       Total commercial                                                              1,690,109           1,219,688
    Real estate construction and land                                                  479,163             301,641
    Real estate other                                                                  140,852             114,553
    Consumer and other                                                                 167,257             149,287
    Deferred loan fees and discounts                                                   (12,911)            (11,916)
                                                                              -------------------------------------
       Total loans, net of deferred fees                                             2,464,470           1,773,253
    Allowance for loan losses                                                          (48,047)            (33,095)
                                                                              -------------------------------------
       Total loans, net                                                              2,416,423           1,740,158
Property, premises and equipment, net                                                   37,597              33,156
Interest receivable and other assets                                                   135,864              87,937
                                                                              -------------------------------------
                Total assets                                                       $ 3,736,729         $ 2,857,246
                                                                              =====================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits                                                                     $ 3,262,888         $ 2,463,484
Other borrowings                                                                       117,052             109,423
Subordinated debt                                                                            -               3,000
Other liabilities                                                                       54,894              31,642
                                                                              -------------------------------------
              Total liabilities                                                      3,434,834           2,607,549
                                                                              -------------------------------------

Company obligated  mandatorily  redeemable cumulative trust preferred securities of subsidiary trusts holding solely junior
    subordinated debentures                                                             49,000              49,000

Commitments and contingencies

SHAREHOLDERS' EQUITY
    Preferred stock, no par value: 4,000,000 shares authorized;
      none issued                                                                            -                   -
    Common stock, no par value**: 80,000,000 shares authorized;
        39,635,048 and 37,342,950 shares issued and outstanding as
        of December 31, 1999 and 1998, respectively                                    148,611             121,646
    Accumulated other comprehensive income (loss)                                       (9,158)                674
    Retained earnings                                                                  113,442              78,377
                                                                              -------------------------------------
              Total shareholders' equity                                               252,895             200,697
                                                                              -------------------------------------
                Total liabilities and shareholders' equity                         $ 3,736,729         $ 2,857,246
                                                                              =====================================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

** Restated to reflect 2 - for - 1 stock split declared for shareholders effective on October 4, 2000.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                        Years Ended December 31,
                                                                       --------------------------------------------------
(Dollars in thousands, except per share amounts)                                   1999*           1998*           1997*
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                              $ 197,480       $ 155,543       $ 129,810
Interest on investment securities:
    Taxable                                                                       37,000          30,709          20,823
    Tax - exempt                                                                   6,549           5,090           3,210
                                                                       --------------------------------------------------
          Total interest on investment securities                                 43,549          35,799          24,033
Other interest income                                                             14,348          13,847          11,940
                                                                       --------------------------------------------------
    Total interest income                                                        255,377         205,189         165,783
                                                                       --------------------------------------------------

INTEREST EXPENSE
Interest on deposits                                                              84,842          66,758          52,653
Interest on long term borrowings                                                   4,269           3,169           1,808
Interest on other borrowings                                                       5,907           6,815           3,849
                                                                       --------------------------------------------------
          Total interest expense                                                  95,018          76,742          58,310
                                                                       --------------------------------------------------
             Net interest income                                                 160,359         128,447         107,473
Provision for loan losses                                                         14,039           8,279           9,131
                                                                       --------------------------------------------------
             Net interest income after provision for loan losses                 146,320         120,168          98,342
                                                                       --------------------------------------------------

OTHER INCOME
Service charges and other fees                                                     7,931           6,906           6,642
Loan and international banking fees                                                4,275           2,752           2,654
Trust fees                                                                         2,990           2,473           2,049
ATM network revenue                                                                2,682           2,440           2,607
Gain on sale of SBA loans                                                          2,058           3,490           2,189
Gain (loss) on investments, net                                                       87             473             (87)
Warrant income, net                                                               14,508             945           1,162
Other income                                                                       8,448           2,462           2,125
                                                                       --------------------------------------------------
    Total                                                                         42,979          21,941          19,341
                                                                       --------------------------------------------------
OPERATING EXPENSES
Compensation and benefits                                                         56,488          47,617          41,923
Occupancy and equipment                                                           17,545          13,386          11,989
Contribution to the GBB Foundation and related expenses, net                      12,160           1,341               -
Merger and other related nonrecurring costs                                       10,331           2,661           3,333
Recovery of legal settlement                                                           -               -          (1,700)
Other expenses                                                                    26,880          25,202          22,352
                                                                       --------------------------------------------------
      Total operating expenses                                                   123,404          90,207          77,897
                                                                       --------------------------------------------------
             Net income before provision for income taxes and
                extraordinary items                                               65,895          51,902          39,786
Provision for income taxes                                                        21,623          18,118          14,592
                                                                       --------------------------------------------------
             Net income before extraordinary items                                44,272          33,784          25,194
Extraordinary items                                                                  (88)              -               -
                                                                       --------------------------------------------------
             Net income                                                         $ 44,184        $ 33,784        $ 25,194
                                                                       ==================================================

Net income per share - basic**                                                  $   1.16        $   0.91        $   0.70
                                                                       ==================================================

Net income per share - diluted**                                                $   1.10        $   0.85        $   0.66
                                                                       ==================================================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split effective on April 30, 1998 and 2 - for - 1 stock split effective on October 4, 2000.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                               Years Ended December 31,
                                                                                    ------------------------------------------------

(Dollars in thousands)                                                                    1999*          1998*          1997*
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                                              $ 44,184       $ 33,784       $ 25,195
                                                                                    ------------------------------------------------

Other comprehensive income:
     Unrealized gains on securities:
          Unrealized holding  gains  (losses)  arising  during period (net of taxes of $(8,364), $282, and $796 for the years ended December
            31, 1999, 1998 and 1997, respectively)                                       (12,064)          (152)         1,240
          Less: reclassification adjustment for gains (losses) included in net income (net of taxes of $36, $195 and $(36) for the
            years ended December 31, 1999, 1998  and 1997, respectively)                      51            278            (51)
                                                                                    ------------------------------------------------
     Net change                                                                          (12,013)          (126)         1,189
                                                                                    ------------------------------------------------

     Cash flow hedge:
          Cumulative transition effect of adopting SFAS No. 133
            (net of taxes of $(744)) as of October 1, 1998                                               (1,063)
          Change in market value of hedge during the period
            (net of taxes of $1,092 and $294 for the years ended December 31,
            1999 and 1998, respectively)                                                   2,325            418
          Less: reclassification adjustment for swap settlements
            in net income (net of taxes of $(60) and $(23) for the years ended
            December 31, 1999 and 1998, respectively)                                       (144)           (32)             -
                                                                                    ------------------------------------------------

     Net change                                                                            2,181           (677)             -
                                                                                    ------------------------------------------------
          Other comprehensive income (loss)                                               (9,832)          (551)         1,189
                                                                                    ------------------------------------------------

               Comprehensive income                                                     $ 34,352       $ 33,233       $ 26,384
                                                                                    ================================================


* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the years ended December 31,
1999, 1998 and 1997                              Common Stock               Accumulated Other                          Total
(Dollars in thousands,                 ---------------------------------      Comprehensive          Retained        Shareholders'
except per share amounts)                Shares**             Amount          Income (Loss)          Earnings           Equity
----------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp,
  prior to pooling                         12,955,548         $ 34,884              $ 71              $ 9,727         $ 44,682
Shares issued to
  Peninsula Bank of
  Commerce shareholders                     2,590,432            7,141                 -                    -            7,141
Peninsula Bank of
  Commerce retained
  earnings prior to
  pooling                                           -                -               (53)               6,186            6,133
Shares issued to
  Pacific Rim
  Bancorporation
  shareholders                              1,901,496            8,000                 -                    -            8,000
Pacific Rim Bancorporation
  retained earnings
  prior to pooling                                  -                -              (108)                 879              771
Shares issued to Pacific
  Business Funding
  Corporation shareholders                    596,000               51                 -                    -               51
Pacific Business Funding
  Corporation retained
  earnings prior to
  pooling                                           -                -                 -                   59               59
Shares issued to Bay Area
  Bancorp shareholders                      2,328,854            4,143                 -                    -            4,143
Bay Area Bancorp retained
  earnings prior to pooling                         -                -                (5)               5,143            5,138
Shares issued to Bay
  Commercial Services
  shareholders                              1,471,446            3,662                 -                    -            3,662
Bay Commercial Services
  retained earnings prior
  to pooling                                        -                -               (15)               5,771            5,756
Shares issued to Mt.Diablo
  Bancshares shareholders                   1,715,742            5,939                 -                    -            5,939
Mt. Diablo Bancshares
  retained earnings prior
  to pooling                                        -                -                 5                 (403)            (398)
Shares issued to Coast
  Bancorp shareholders                      5,601,927           11,041                 -                    -           11,041
Coast Bancorp retained
  earnings prior to pooling                         -                -               130               12,022           12,152
Shares issued to Bank of
  Santa Clara shareholders                  3,324,912           10,330                 -                    -           10,330
Bank of Santa Clara
  retained earnings prior
  to pooling                                        -                -                 -               11,749           11,749
Shares issued to Bank of
  Petaluma shareholders                     1,379,299            6,532               196                    -            6,728
Bank of Petaluma retained
  earnings prior to pooling                         -                -                 -                2,648            2,648
                                       -------------------------------------------------------------------------------------------
     Balance, December 31,
      1996, restated to
      reflect pooling                      33,865,656           91,723               221               53,781          145,725

Net income                                          -                -                 -               25,194           25,194
Other comprehensive income,
  net of taxes                                      -                -             1,004                    -            1,004
Stock offering by Mt.
  Diablo Bancshares                           571,960            2,555                 -                    -            2,555
Stock options exercised,
  including related tax
  benefit                                   1,051,557            3,732                 -                   59            3,571
Stock issued in Employee
  Stock Purchase Plan                          60,664              347                 -                    -              347
401(k) employee stock
  purchase                                     72,304              531                 -                    -              531
Stock repurchase by Bay
  Area Bancshares and
  Coast Bancorp                               (15,223)            (119)                -                 (100)            (219)
Stock dividend by Bank of
  Santa Clara and Bank of
  Petaluma                                    279,284            3,701                 -               (3,707)              (6)
Pacific Business Funding
  Corporation distribution                          -                -                 -                 (208)            (208)
Cash dividend $0.20 per share***                    -                -                 -               (7,031)          (7,031)
                                       -------------------------------------------------------------------------------------------
     Balance, December 31, 1997*           35,886,162          102,470             1,225               67,770          171,465

Net income                                          -                -                 -               33,784           33,784
Other comprehensive loss,
  net of taxes                                      -                -              (551)                   -             (551)
Stock options exercised,
  including related tax benefit               715,153            5,169                 -                  (29)           5,140
Stock issued in Employee Stock
  Purchase Plan                                59,340              656                 -                    -              656
401(k) employee stock purchase                 72,966            1,060                 -                    -            1,060
Stock repurchase by Bay Area
  Bancshares, Bay Commercial
  Services and Coast Bancorp                 (169,968)            (604)                -               (2,190)          (2,794)
Pacific Business Funding
  Corporation distribution                          -                -                 -               (1,163)          (1,163)
Stock dividend by Coast Bancorp
  and Bank of Santa Clara                     773,975           12,822                 0              (12,822)               _
Stock issued in Dividend
  Reinvestment Plan                             5,322               73                 -                    -               73
Cash dividend $0.19 per share***                    -                -                 -               (6,973)          (6,973)
                                       -------------------------------------------------------------------------------------------
     Balance, December 31, 1998*           37,342,950          121,646               674               78,377          200,697

Net income                                          -                -                 -               44,184           44,184
Other comprehensive loss, net
  of taxes                                          -                -            (9,832)                   -           (9,832)
Stock options exercised, including
  related tax benefit                       1,036,118            5,385                 -                  (59)           5,326
Stock issued in Employee
  Stock Purchase Plan                          83,302            1,031                 -                    -            1,031
401(k) employee stock purchase                 76,010            1,205                 -                    -            1,205
Stock issued in Dividend
  Reinvestment Plan                            26,668              383                 -                    -              383
Pacific Business Funding
  Corporation distribution                          -                -                 -                  (40)             (40)
Stock issued through private
  placement                                 1,070,000           18,961                 -                    -           18,961
Cash dividend $0.24 per share***                    -                -                 -               (9,020)          (9,020)
                                       -------------------------------------------------------------------------------------------
     Balance, December 31, 1999*           39,635,048        $ 148,611          $ (9,158)           $ 113,442        $ 252,895
                                       ===========================================================================================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split effective on April 30, 1998 and 2 -
   for - 1 stock split declared effective on October 4, 2000.
*** Excluding dividends paid by Greater Bays subsidiaries prior to the completion of their mergers with Greater Bay, Greater Bay paid dividends of $0.24, $0.19 and $0.15 per share for the years ended December 31, 1999, 1998 and 1997, respectively.

GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                                                                    ----------------------------------------------------
(Dollars in thousands)                                                  1999*              1998*             1997*
------------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                               $  44,184          $  33,784         $  25,194
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                               16,784              8,462            10,482
    Depreciation and amortization                                            6,726              4,286             3,680
    Deferred income taxes                                                   (7,022)            (2,993)           (4,478)
    (Gain) loss on sale of investments, net                                    (87)              (473)               87
    Gain on sale of building                                                  (535)                 -                 -
    Proceeds from loan sales                                                74,420             82,870            48,256
    Origination of loans held for sale                                     (74,514)           (84,432)          (52,827)
    Changes in:
        Accrued interest receivable and other assets                       (31,203)           (13,694)           (7,538)
        Accrued interest payable and other liabilities                      25,452              8,378             5,463
        Deferred loan fees and discounts, net                                4,505              2,551             2,224
                                                                    ---------------   ----------------  ----------------
Operating cash flows, net                                                   58,710             38,739            30,543
                                                                    ---------------   ----------------  ----------------

Cash flows - investing activities
Maturities and partial paydowns on investment securities:
    Held to maturity                                                        96,842             43,260            43,260
    Available for sale                                                      96,753            107,855           105,137
Purchase of investment securities:
    Held to maturity                                                      (126,506)           (37,232)          (26,910)
    Available for sale                                                    (201,272)          (277,145)         (280,421)
    Other securities                                                       (13,664)              (207)             (607)
Proceeds from sale of available for sale securities                         53,471            261,812            41,493
Loans, net                                                                (702,985)          (741,748)         (271,644)
Purchase of property, premises and equipment                                (8,687)           (10,000)           (9,978)
Sale of banking building                                                     2,637                  -                 -
Investment in other real estate owned                                            -               (500)             (500)
Purchase of insurance policies                                              (9,206)                 -                 -
                                                                    ---------------   ----------------  ----------------
Investing cash flows, net                                                 (812,617)          (626,905)         (400,170)
                                                                    ---------------   ----------------  ----------------

Cash flows - financing activities
Net change in deposits                                                     799,403            528,078           365,318
Net change in other borrowings - short term                                  6,389            (41,951)           25,547
Proceeds from other borrowings - long term                                   2,015             70,000             3,025
Principal repayment - long term borrowings                                  (3,775)            (2,265)             (865)
Proceeds from company obligated mandatorily redeemable
  preferred securities of subsidiary trusts holding solely junior
  subordinated debentures                                                        -             30,000            20,000
Proceeds from sale of common stock                                          26,759              5,305             6,955
Repurchase of common stock                                                       -             (2,651)             (130)
Cash dividends                                                              (9,019)            (6,973)           (7,037)
                                                                    ---------------   ----------------  ----------------
Financing cash flows, net                                                  821,772            579,543           412,813
                                                                    ---------------   ----------------  ----------------

Net change in cash and cash equivalents                                     67,865             (8,623)           43,186
Cash and cash equivalents at beginning of period                           328,464            337,087           293,901
                                                                    ---------------   ----------------  ----------------
Cash and cash equivalents at end of period                               $ 396,329          $ 328,464         $ 337,087
                                                                    ===============   ================  ================

Cash flows - supplemental disclosures Cash paid during the period for:
    Interest                                                             $ 100,944          $  69,174         $  57,453
                                                                    ===============   ================  ================
    Income taxes                                                         $  19,146          $  20,194         $  19,706
                                                                    ===============   ================  ================
Non-cash transactions:
    Additions to other real estate owned                                 $       -          $     450         $   1,723
                                                                    ===============   ================  ================
    Transfer of appreciated securities to Greater Bay
        Bancorp Foundation                                               $     560          $   1,341         $       -
                                                                    ===============   ================  ================

* Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.

GREATER BAY BANCORP AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1999, 1998 and 1997


NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Nature of Operations

Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company operating Bank of Petaluma ("BOP"), Bank of Santa Clara ("BSC"), Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Coast Commercial Bank ("CCB"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB"), Mt. Diablo National Bank ("MDNB") and Peninsula Bank of Commerce ("PBC"). The Company also owns GBB Capital I and GBB Capital II, which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 37 offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Milpitas, Palo Alto, Petaluma, Pleasanton, Point Reyes Station, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Valley Ford, Walnut Creek and Watsonville.

     All of the Company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers had been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Greater Bay and its wholly owned subsidiaries, BOP, BSC, BAB, BBC, CCB, CNB, Golden Gate, MDNB, MPB, PBC, GBB Capital I and GBB Capital II and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1999 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.


Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Years Ended December 31, 1999, 1998 and 1997

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Funds sold and agency securities with original maturities of less than ninety days. Generally, Federal Funds are sold for one-day periods. As discussed in Note 7, PBC holds $111.1 million in one demand deposit account whose funds are comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this special deposit (the "Special Deposit") will remain with PBC, management has invested a significant portion of the proceeds in agency securities with maturities of less than 90 days. These securities have been classified as cash and equivalents. BOP, BSC, BAB, BBC, CCB, CNB, Golden Gate, MDNB, MPB and PBC are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 1999, the required combined reserves totaled approximately $4.5 million.


Investment Securities

     The Company classifies its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities classified as held to maturity are reported at amortized cost; available for sale securities are reported at fair value with net unrealized gains and losses reported (net of taxes) as a component of shareholders' equity. The Company does not have any trading securities.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Required investments in Federal Reserve Bank and Federal Home Loan Bank stocks for the Banks are classified as other securities and are recorded at cost.

Years Ended December 31, 1999, 1998 and 1997

Loans

     Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

     Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed and amortization of deferred loan fees is discontinued. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

     When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.


Sale and Servicing of Small Business Administration ("SBA") Loans

     The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

     Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method.

Allowance for Loan Losses

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), on January 1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, 1) the present value of expected cash flows at the loan's effective interest rate, 2) the loan's observable market price, or 3) the fair value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage, consumer installment loans and certain small business loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

Years Ended December 31, 1999, 1998 and 1997

     The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors.

     Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.


Other Real Estate Owned

     Other real estate owned ("OREO") consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.


Property, Premises and Equipment

     Property, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is determined by asset classification, as follows:

     Buildings                            40 years
     Building improvements                10 years
     Furniture and fixtures               7 years
     Automobiles                          5 years
     Computer equipment                   2 - 5 years
     Other equipment                      2 - 7 years

     Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset, which is generally 10 years.


Income Taxes

     Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Years Ended December 31, 1999, 1998 and 1997

Derivatives and Hedging Activities

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective October 1, 1998. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect-type adjustment of $1.1 million in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. There were no net gains or losses on derivatives that had been previously deferred or gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items.

     All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item;
(2) the derivative expires or is sold, terminated, or exercised; or (3) management determines that designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. All gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings upon the discontinuance of hedge accounting.

Years Ended December 31, 1999, 1998 and 1997

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:


                                                                  Accumulated
                                                                    Other
                                     Unrealized Gains Cash Flow  Comprehensive
(Dollars in thousands)                on Securities     Hedges   Income (Loss)
--------------------------------------------------------------------------------

Balance - December 31, 1997           $    1,225       $   -       $  1,225
 Other comprehensive income 1998             126         (677)         (551)
--------------------------------------------------------------------------------
Balance - December 31, 1998                1,351         (677)          674
 Other comprehensive income 1999         (12,013)        2,181       (9,832)
--------------------------------------------------------------------------------
Balance - December 31, 1999           $  (10,662)      $ 1,504     $ (9,158)
================================================================================


Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2-MERGER

Completed Mergers (as adjusted to reflect the 2-for-1 stock splits effective on April 30, 1998 and October 4, 2000)

     On October 13, 2000, BOP merged with and into DKSS Corp., as a result of which, BOP became a wholly owned subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of BOP were converted into an aggregate of approximately 1,667,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with BOP on a pooling-of-interests basis.

     On July 21, 2000, BSC merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BSC were converted into an aggregate of 4,002,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with BSC on a pooling-of-interests basis.

     On May 18, 2000, Coast Bancorp, the holding company of CCB, was merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of Coast Bancorp were converted into an aggregate of approximately 6,140,000 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with Coast Bancorp on a pooling-of-interests basis.

Years Ended December 31, 1999, 1998 and 1997

     On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of Mt. Diablo National Bank ("MDNB"), merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 2,790,998 shares of Greater Bay's stock. The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis.

     On October 15, 1999, Bay Commercial Services ("BCS"), the parent of Bay Bank of Commerce, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BCS were converted into an aggregate of 1,814,480 shares of Greater Bay's stock. The stock was issued to former BCS shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 21, 1999, Bay Area Bancshares ("BA Bancshares"), the former holding company of Bay Area Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BAB were converted into an aggregate of 2,798,642 shares of Greater Bay's stock. The stock was issued to former BA Bancshares shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On August 31, 1998, Pacific Business Funding Corporation ("PBFC"), an asset-based specialty finance company, merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBFC were converted into an aggregate of 596,000 shares of Greater Bay's stock. The stock was issued to former PBFC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 8, 1998, Pacific Rim Bancorporation ("PRB"), the former holding company of Golden Gate, merged with and into a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 1,901,496 shares of Greater Bay's stock. The stock was issued to former PRB's sole shareholder in a tax-free exchange accounted for as a pooling-of-interests.

     On December 23, 1997, PBC merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBC were converted into an aggregate of 2,656,000 shares of Greater Bay's stock. The stock was issued to former PBC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

Pending Mergers (unaudited)

     On August 8, 2000, Greater Bay and The Matsco Companies Inc. ("Matsco") signed a definitive agreement for a stock purchase agreement between Greater Bay and Matsco, a financial services company headquartered in Emeryville, California which specializes in financial services for the dental and veterinary markets. Greater Bay Bancorp will pay the Matsco shareholders $6.5 million in cash and up to an additional $6.0 million in an earn-out arrangement over a 5 year period. The acquisition is subject to regulatory approval and is expected to close in the fourth quarter of this year.

Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth the separate results of operations for Greater Bay, BA Bancshares, BCS, PBFC, PRB, MD Bancshares, Coast Bancorp, BSC and BOP for the periods indicated:



   Year ended
 December 31,
                                          Net Interest Income         Net Income
       1999                                         (Dollars in thousands)
Greater Bay                                        $103,732             $ 27,711
MD Bancshares                                        10,009                2,827
Coast Bancorp                                        20,028                6,939
BSC                                                  17,962                4,403
BOP                                                   8,628                2,304
                                                   --------             --------
     Combined                                      $160,359             $ 44,184
                                                   ========             ========

       1998
Greater Bay                                        $ 65,448             $ 16,578
BA Bancshares                                         8,170                2,365
BCS                                                   6,107                1,215
                                                   --------             --------
     Subtotal                                        79,725               20,158
MD Bancshares                                         7,363                1,396
Coast Bancorp                                        17,363                6,161
BSC                                                  16,189                3,954
BOP                                                   7,807                2,115
                                                   --------             --------
     Combined                                      $128,447             $ 33,784
                                                   ========             ========

       1997
Greater Bay                                        $ 47,776             $ 10,013
PRB                                                   4,750                  996
PBFC                                                  1,942                  610
BA Bancshares                                         6,781                1,805
BCS                                                   5,389                1,062
                                                   --------             --------
     Subtotal                                        66,638               14,486
MD Bancshares                                         4,295                  714
Coast Bancorp                                        15,183                5,155
BSC                                                  14,813                3,364
BOP                                                   6,544                1,475
                                                   --------             --------
     Combined                                      $107,473             $ 25,194
                                                   ========             ========

     Assuming the acquisition of Matsco had been completed at December 31, 1999, Greater Bay would have had 1999 proforma net interest income of $166.7 million and proforma net income of $44.2 million.

Years Ended December 31, 1999, 1998 and 1997

     In all mergers, certain reclassifications were made to conform to the Companies' financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.


                                        Bank of Petaluma              Bank of Santa Clara                 Coast Bancorp
                                      Twelve months ended             Twelve months ended              Twelve months ended
(Dollars in thousands)                 December 31, 1999               December 31,1999                  December 31,1999
----------------------------      --------------------------------------------------------------------------------------------------

Net Interest Income:
   Greater Bay Bancorp                            $ 151,731                      $ 133,769                         $ 113,741
   Acquired Entity                                    8,628                         17,962                            20,028
                                     -----------------------         ----------------------           -----------------------
     Combined                                     $ 160,359                      $ 151,731                         $ 133,769
                                     =======================         ======================           =======================

Net Income:
   Greater Bay Bancorp                             $ 41,880                       $ 37,477                          $ 30,538
   Acquired Entity                                    2,304                          4,403                             6,939
                                     -----------------------         ----------------------           -----------------------
      Combined                                     $ 44,184                       $ 41,880                          $ 37,477
                                     =======================         ======================           =======================


                                         MD Bancshares                        BCS                         BA Bancshares
                                      Twelve months ended              Nine months ended                Three months ended
                                        December 31,1999              September 30, 1999                  March 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

Net Interest Income:
   Greater Bay Bancorp                            $ 103,732                       $ 68,498                          $ 18,360
   Acquired Entity                                   10,009                          2,007                             2,180
                                     -----------------------         ----------------------           -----------------------
     Combined                                     $ 113,741                       $ 70,505                          $ 20,540
                                     =======================         ======================           =======================

Net Income:
   Greater Bay Bancorp                             $ 27,711                       $ 17,033                           $ 5,058
   Acquired Entity                                    2,827                            486                               644
                                     -----------------------         ----------------------           -----------------------
      Combined                                     $ 30,538                       $ 17,519                           $ 5,702
                                     =======================         ======================           =======================


                                             PBFC                            PRB                              PBC
                                        Six months ended              Three months ended                Nine months ended
                                         June 30, 1998                  March 31, 1998                  September 30, 1997
------------------------------------------------------------------------------------------------------------------------------------

Net Interest Income:
   Greater Bay Bancorp                             $ 30,077                       $ 13,366                          $ 27,922
   Acquired Entity                                    1,154                          1,285                             6,851
                                     -----------------------         ----------------------           -----------------------
     Combined                                      $ 31,231                       $ 14,651                          $ 34,773
                                     =======================         ======================           =======================

Net Income:
   Greater Bay Bancorp                              $ 6,628                        $ 3,646                           $ 6,097
   Acquired Entity                                      344                             60                             2,573
                                     -----------------------         ----------------------           -----------------------
      Combined                                      $ 6,972                        $ 3,706                           $ 8,670
                                     =======================         ======================           =======================


     There were no significant transactions between the Company and any of the acquired entities prior to the mergers. All intercompany transactions have been eliminated.

Years Ended December 31, 1999, 1998 and 1997

NOTE 3-INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities is summarized below:

                                                                                          Gross          Gross
As of December 31, 1999                                                 Amortized      Unrealized      Unrealized        Fair
(Dollars in thousands)                                                     Cost           Gains          Losses          Value
------------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                                $ 19,240             $ -         $ (253)       $ 18,987
   U.S. agency notes                                                          58,540              10         (1,808)         56,742
   Mortgage-backed securities                                                249,038              95         (8,130)        241,003
   Tax-exempt securities                                                      65,646              85         (3,947)         61,784
   Taxable municipal securities                                                3,754               1           (122)          3,633
   Corporate securities                                                      119,481               -        (12,182)        107,299
                                                                      --------------------------------------------------------------

      Total securities available for sale                                    515,699             191        (26,442)        489,448
                                                                      --------------------------------------------------------------


HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                                   1,498               -              -           1,498
   U.S. agency notes                                                          58,489               9         (1,750)         56,748
   Mortgage-backed securities                                                 61,004              28         (2,048)         58,984
   Tax-exempt securities                                                      77,869             438         (3,173)         75,134
   Corporate securities                                                       37,608              15         (1,233)         36,390
                                                                      --------------------------------------------------------------

      Total securities held to maturity                                      236,468             490         (8,204)        228,754
                                                                      --------------------------------------------------------------


Other securities                                                              16,457           8,143              -          24,600
                                                                      --------------------------------------------------------------

            Total investment securities                                    $ 768,624         $ 8,824      $ (34,646)      $ 742,802
                                                                      ==============================================================


                                                                                          Gross          Gross
As of December 31, 1998                                                 Amortized      Unrealized      Unrealized        Fair
(Dollars in thousands)                                                     Cost           Gains          Losses          Value
------------------------------------------------------------------------------------------------------------------------------------

AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                                $ 29,161           $ 139            $ -        $ 29,300
   U.S. agency notes                                                          79,350             238            (76)         79,512
   Mortgage-backed securities                                                226,257           1,799           (157)        227,899
   Tax-exempt securities                                                      57,809           1,219              -          59,028
   Taxable municipal securities                                                6,434             187            (13)          6,608
   Corporate securities                                                       73,980             116         (1,164)         72,932
                                                                      --------------------------------------------------------------

      Total securities available for sale                                    472,991           3,698         (1,410)        475,279
                                                                      --------------------------------------------------------------


HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                                   3,762              28             (2)          3,788
   U.S. agency notes                                                          49,519             166            (92)         49,593
   Mortgage-backed securities                                                 40,055             189           (206)         40,038
   Tax-exempt securities                                                      62,805           1,953            (15)         64,743
   Corporate securities                                                       27,547             260            (34)         27,773
                                                                      --------------------------------------------------------------

      Total securities held to maturity                                      183,688           2,596           (349)        185,935
                                                                      --------------------------------------------------------------


Other securities                                                               8,564               -              -           8,564
                                                                      --------------------------------------------------------------

            Total investment securities                                    $ 665,243         $ 6,294       $ (1,760)      $ 669,778
                                                                      ==============================================================


Years Ended December 31, 1999, 1998 and 1997

     The following table shows amortized cost and estimated fair value of the Company's investment securities by year of maturity as of December 31, 1999.



                                                                 2001            2005
                                                                Through        Through        2010 and
(Dollars in thousands)                            2000           2004            2009        Thereafter         Total
---------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                        $ 5,125        $ 14,115       $      -       $       -       $  19,240
   U.S. agency notes (1)                              1,756          43,503         13,281               -          58,540
   Mortgage-backed securities (2)                     1,268           6,882          7,796         233,092         249,038
   Tax-exempt securities                                891           7,775         11,113          45,867          65,646
   Taxable municipal securities                           -           3,495            259               -           3,754
   Corporate securities                                 996           3,650          1,012         113,823         119,481
                                             ------------------------------------------------------------------------------
      Total securities available for sale            10,036          79,420         33,461         392,782         515,699
                                             ------------------------------------------------------------------------------
   Fair value                                       $ 9,989        $ 78,338       $ 32,421       $ 368,698       $ 489,448
                                             ------------------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                          1,498               -              -               -           1,498
   U.S. agency notes (1)                              3,009          40,992         14,488               -          58,489
   Mortgage-backed securities (2)                        75           2,082          9,082          49,765          61,004
   Tax-exempt securities                              3,150          12,226         19,443          43,050          77,869
   Corporate securities                               5,484          17,305         11,769           3,050          37,608
                                             ------------------------------------------------------------------------------
      Total securities held to maturity              13,216          72,605         54,782          95,865         236,468
                                             ------------------------------------------------------------------------------
   Fair value                                        13,228          71,337         53,339          90,850         228,754
                                             ------------------------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                     $ 23,252       $ 152,025       $ 88,243       $ 488,647       $ 752,167
                                             ==============================================================================
   Total fair value                                $ 23,217       $ 149,675       $ 85,760       $ 459,548       $ 718,200
                                             ==============================================================================
   Weighted average yield-total portfolio             5.34%           5.78%          6.37%           7.18%           6.74%

(1) Certain notes issued by U.S. agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.

(2) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.


     Investment securities with a carrying value of $339.4 million and $212.4 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 1999 and 1998, respectively.

         Other securities includes unsold shares received through the exercise of warrant received from clients, equity securities received in settlement of loans and, investments in the FRB and the FHLB required in order to maintain membership and support activity levels.

Years Ended December 31, 1999, 1998 and 1997

Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1999, 1998 and 1997 are presented below:


(Dollars in thousands)                1999           1998            1997
-------------------------------------------------------------------------------
Proceeds from sale of
   available for sale
   securities (1)                      $ 53,471       $ 261,812       $ 41,493
Available for sale
   securities-gains (losses) (2)           $ 87           $ 473          $ (87)

(1) Proceeds from the sale of available for sale securities excludes $15.3 million related to the sale of equity securities classified as available for sale which were acquired through the execution of a warrant received from clients.

(2) Warrant income includes additional gains of $21.2 million related to equity securities classified as available for sale which were acquired through the execution of warrants received from clients.


NOTE 4--LOANS AND ALLOWANCE FOR LOAN LOSSES

     The following summarizes the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                     1999         1998          1997
---------------------------------------------------------------------------

Balance, January 1                     $ 33,095     $ 26,606      $ 18,599
   Provision for loan losses (1)         16,784        8,462        10,482
   Loan charge-offs                      (3,393)      (2,610)       (2,866)
   Recoveries                             1,561          637           391
                                      -------------------------------------
Balance, December 31                   $ 48,047     $ 33,095      $ 26,606
                                      =====================================

(1) Includes $2.7 million and $183,000, and $1.4 million of charges in 1999, 1998 and 1997, respectively, to conform the practices of acquired entities to the Company's reserve methodologies, which are included in mergers and related nonrecurring costs.

Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth nonperforming loans as of December 31, 1999, 1998 and 1997. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans totaled $535,000, $254,000, and $655,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on the nonperforming loans approximated $537,000, $407,000, and $247,000 for the years ended December 31, 1999, 1998 and 1997, respectively.



(Dollars in thousands)                       1999         1998          1997
-----------------------------------------------------------------------------

Nonaccrual loans                          $ 5,744      $ 4,011       $ 4,437
Accruing loans past due
   90 days or more                            139          244           273
Restructured loans                            807          796         1,533
                                        -------------------------------------
Total nonperforming loans                 $ 6,690      $ 5,051       $ 6,243
                                        =====================================


     At December 31, 1999 and 1998, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $8.0 million and $5.1 million, respectively, with corresponding valuation allowances of $1.2 million and $1.0 million respectively. For the years ended December 31, 1999 and 1998, the average recorded investment in impaired loans was approximately $2.3 million and $4.2 million, respectively. The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1999, 1998 and 1997.

     The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000, $16,000 and $82,000 for the years ended December 31, 1999, 1998 and 1997. Foregone interest income, which totaled $0, $11,000 and $10,000 for the years ended December 31, 1999, 1998 and 1997 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

Years Ended December 31, 1999, 1998 and 1997

NOTE 5--OTHER REAL ESTATE OWNED

     At December 31, 1999 and 1998, other real estate owned ("OREO") consisted of properties acquired through foreclosure with a carrying value of $271,000 and $966,000, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

     The following summarizes OREO operations, which are included in operating expenses, for the years ended December 31, 1999, 1998 and 1997.

(Dollars in thousands)                                1999       1998      1997
--------------------------------------------------------------------------------

Real estate operations, net                           $ 50       $ 24     $ 281
(Gain) loss on sale of other real estate owned         (37)       133      (124)
Provision for estimated losses                           -          -        54
                                                     ---------------------------
Net loss from other real
  estate operations                                   $ 13      $ 157     $ 211
                                                     ===========================




NOTE 6--PROPERTY, PREMISES AND EQUIPMENT

     Property, premises and equipment at December 31, 1999 and 1998 are composed of the following:


(Dollars in thousands)                               1999         1998
-----------------------------------------------------------------------

Land                                              $ 3,508      $ 4,055
Buildings and premises                             12,047       12,088
Furniture and equipment                            33,353       29,998
Leasehold improvements                             15,751       11,147
Automobiles                                           740          732
                                            ---------------------------
   Total                                           65,399       58,020
Accumulated depreciation
   and amortization                               (27,802)     (24,864)
                                            ---------------------------
   Premises and equipment, net                   $ 37,597     $ 33,156
                                            ===========================


     Depreciation and amortization amounted to $6.1 million, $4.4 million and $4.1 million for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

     During 1999, the Company sold bank premises with a carrying value of $2,637,000 for $4,978,000 in a sale-lease back transaction. The Company recognized a pre-tax gain of $535,000 on the transaction. Gains of $1,806,000 have been deferred and will be recognized over the 10 year and 5 year terms of the Company's leases.

Years Ended December 31, 1999, 1998 and 1997


NOTE 7--DEPOSITS
         Deposits as of December 31, 1999 and 1998 are as follows:

(Dollars in thousands)                           1999             1998
-----------------------------------------------------------------------------

Demand, noninterest-bearing                     $   727,613      $   573,552
MMDA, NOW and Savings                             1,838,868        1,388,260
Time certificates, $100,000 and over                534,662          324,517
Other time certificates                             161,745          177,155
                                           ----------------------------------
   Total deposits                               $ 3,262,888      $ 2,463,484
                                           ==================================


     The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1999.


                                                                          December 31, 1999
                                       ------------------------------------------------------------------------------------------
                                                                           Seven to       One to        More
                                        Three months     Four to six        twelve        three         than
(Dollars in thousands)                    or less           months          months        years     three years       Total
---------------------------------------------------------------------------------------------------------------------------------
Time deposits, $100,000 and over             $ 403,016        $  77,646       $ 44,446     $  8,904      $   650       $ 534,691
Other time deposits                             70,895           43,078         33,476       13,639          657         161,716
                                       ------------------------------------------------------------------------------------------
   Total                                     $ 473,911        $ 120,724       $ 77,922     $ 22,543      $ 1,307       $ 696,407
                                       ==========================================================================================


     At December 31, 1999 and 1998, the Company held $111.1 million and $89.6 million, respectively from a single depositor on which the Company earned a spread of 3.1% and 2.25%, respectively. Due to the uncertainty of the time the deposit will remain outstanding, management has invested a significant portion in agency securities with maturities of less than 90 days.


NOTE 8--COMPANY OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

     GBB Capital I and GBB Capital II (the "Trusts") are Delaware business trusts wholly-owned by Greater Bay and were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures ("TPS"). The TPS are individually described below. Interest on the TPS are payable quarterly and is deferrable, at the option of the Company, for up to five years. Following the issuance of each TPS, the Trusts used the proceeds from the TPS offerings to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of Greater Bay. The Debentures bear the same terms and interest rates as the related TPS. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trusts. Under applicable regulatory guidelines, a portion of the TPS will qualify as Tier I capital, and the remaining portion will qualify as Tier II capital.

Years Ended December 31, 1999, 1998 and 1997

     On March 30, 1997, GBB Capital I completed a public offering of 800,000 shares of 9.75% Cumulative Trust Preferred Securities ("TPS I") in an aggregate amount of $20 million. The TPS I accrue interest at an annual rate of 9.75% on the $20 million liquidation amount of $25 per share of TPS I. The TPS I are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of April 1, 2027 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after April 1, 2002, in whole at any time or in part from time to time.

     On August 12, 1998, GBB Capital II completed an offering of 30,000 shares of Floating Rate Trust Preferred Securities, Series A ("the Series A Securities") in an aggregate amount of $29 million. The Series A Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. In November 1998, the Company, through GBB Capital II, completed an offer to exchange the Series A Securities for a like amount of its registered Floating Rate Trust Preferred Securities, Series B ("TPS II"). The exchange offer was conducted in accordance with the terms of the initial issuance of the Series A Securities. The TPS II accrue interest at a variable rate of interest, initially at 7.1875%, on the liquidation amount of $1,000 per share of TPS II. The interest rate resets quarterly and is equal to 3-month LIBOR plus 150 basis points. As part of this transaction, the Company concurrently entered into an interest rate swap to fix the cost of the offering at 7.55% for 10 years (see note 10). The TPS II are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part from time to time.

     The total amount of TPS outstanding at December 31, 1999 and 1998 was $49 million and the dividends paid on TPS was $4.3 million, $2.8 million and $1.5 million in 1999, 1998 and 1997, respectively.

Years Ended December 31, 1999, 1998 and 1997


NOTE 9--BORROWINGS


     Other borrowings are detailed as follows:


(Dollars in thousands)                                     1999           1998
-------------------------------------------------------------------------------

Other borrowings:
   Short term borrowings:
      Securities sold under agreements
         to repurchase                                 $ 68,552       $ 18,513
      Other short term notes payable                      1,500          1,760
     FHLB advances                                        3,000          3,000
      Advances under credit lines                         7,000          1,700
                                                 ------------------------------
            Total short term borrowings                  80,052         24,973
                                                 ------------------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                   10,000         50,000
      FHLB advances                                      27,000         32,000
      Promissory notes                                        -          2,450
                                                 ------------------------------
            Total other long term borrowings             37,000         84,450
                                                 ------------------------------
Total other borrowings                                $ 117,052      $ 109,423
                                                 ==============================

Subordinated notes                                          $ -        $ 3,000
                                                 ------------------------------
Total subordinated debt                                     $ -        $ 3,000
                                                 ==============================




     During the years ended December 31, 1999 and 1998, the average balance of securities sold under short term agreements to repurchase was $32.8 million and $32.7 million, respectively, and the average interest rates during those periods were 4.73% and 4.77%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the years ended December 31, 1999 and 1998, the average balance of federal funds purchased was $1.5 million and $993,000, respectively, and the average interest rates during those periods were 5.25% and 5.53%, respectively. There were $1.2 million in federal fund purchases outstanding at December 31, 1998. There was no such balance outstanding at December 31, 1999.

     The Company has sold securities under long term agreements to repurchase which mature in the year 2003 and have an average interest rate of 5.32%. The counterparties to these agreements have put options which give them the right to demand early repayment.

     The FHLB advances will mature in the year 2003 and have an average interest rate of 5.47%. The advances are collateralized by securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put option which gives it the right to demand early repayment beginning in 1999.

     $1.3 million of the short term notes payable outstanding at December 31, 1998, which bore an interest rate of 13.76% and provided for maturity on April 15, 2000, were issued to PBFC's officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The Company redeemed these notes in January 1999.

Years Ended December 31, 1999, 1998 and 1997

     On March 15, 1999 the Company redeemed the $3.0 million in subordinated debt issued in 1995. The Company paid a premium of $150,000 ($88,000 net of tax) on the pay off of the debt. The premium was recorded, net of taxes, as an extraordinary item in March 1999.

NOTE 10 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company currently uses a single interest-rate swap to convert its floating-rate debt (the TPS II) to fixed rates. This swap was entered into concurrently with the issuance of the debt being hedged. This swap is accounted for as a cash flow hedge under SFAS No. 133. This swap possesses a term equal to the non-callable term of the debt, with a fixed pay rate and a receive rate indexed to rates paid on the debt and a notional amount equal to the amount of the debt being hedged. As the specific terms and notional amount of the swap exactly match those of the debt being hedged the Company meets the "no ineffectiveness" criteria of SFAS No. 133. As such the swap is assumed to be 100% effective and all changes in the fair value of the hedge are recorded in other comprehensive income with no impact on the income statement for any ineffective portion. As of December 31, 1999, the unrealized gain on the cash flow hedge was $1,528,000, net of income taxes, which was included in the balance of accumulated other comprehensive income. The floating rate TPS II combined with the cash flow hedge created a synthetic fixed rate debt instrument. The unrealized gain on the cash flow hedge approximated the unrealized gain the Company would have incurred if it had issued a fixed rate debt instrument. Under current accounting practices, as required by SFAS No. 133, the Company was required to record the unrealized gain on the synthetic fixed rate debt instrument, but it would not have been required to record an unrealized gain if it had issued fixed rate debt.

     The notional amount of the swap is $30.0 million with a term of 10 years expiring on September 15, 2008. The Company intends to use the swap as a hedge of the related debt for 10 years. The periodic settlement date of the swap results in the reclassifying as earnings the gains or losses that are reported in accumulated comprehensive income. For the year ended December 31, 1997, the Company did not have any derivative instruments.

     The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.



NOTE 11--INCOME TAXES

         Income tax expense was comprised of the following for the years ended December 31, 1999, 1998 and 1997:

(Dollars in thousands)                        1999          1998         1997
------------------------------------------------------------------------------

Current:
   Federal                                $ 22,399      $ 15,571     $ 14,244
   State                                     7,513         5,606        4,733
                                        --------------------------------------
   Total current                            29,912        21,177       18,977
                                        --------------------------------------

Deferred:
   Federal                                  (6,515)       (2,346)      (3,459)
   State                                    (1,774)         (713)        (926)
                                        --------------------------------------
   Total deferred                           (8,289)       (3,059)      (4,385)
                                        --------------------------------------
Total expense                             $ 21,623      $ 18,118     $ 14,592
                                        ======================================

Years Ended December 31, 1999, 1998 and 1997

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 are as follows:

                                                     Years Ended December 31,
                                                   ---------------------------
(Dollars in thousands)                                     1999          1998
------------------------------------------------------------------------------

Allowance for loan losses                              $ 15,804      $ 11,065
State income taxes                                        4,458         2,952
Deferred compensation                                     2,438         1,726
Unrealized (gains) losses on securities                  10,128          (445)
Accumulated depreciation                                    576           275
Net operating losses                                         14           159
Purchase allocation adjustments                               8            22
Other                                                       322          (280)
                                                   ---------------------------
Net deferred tax asset                                 $ 33,748      $ 15,474
                                                   ===========================


     Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 1999 based upon the Company's recoverable taxes from prior carryback years, and its current level of operating income.

     At December 31, 1999, the Company had a federal tax net operating loss carryforward of approximately $40,000 expiring in the beginning of the year 2010.

     Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

     A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 1999, 1998 and 1997:

                                                    Years Ended December 31,
                                                --------------------------------
(Dollars in thousands)                              1999          1998     1997
--------------------------------------------------------------------------------

Statutory federal tax rate                         35.0%         35.0%    35.0%
California franchise tax
   expense, net of federal
   income tax benefit                               5.6%          6.2%     6.4%
                                                --------------------------------
                                                   40.6%         41.2%    41.4%
Tax exempt income                                  -2.8%         -3.0%    -2.7%
Contribution of appreciated securities             -4.3%         -1.0%     0.0%
Nondeductible merger
    costs                                           0.2%          0.6%     1.3%
Other, net                                         -0.9%         -2.9%    -3.3%
                                                --------------------------------
Effective income tax rate                          32.8%         34.9%    36.7%
                                                ================================

Years Ended December 31, 1999, 1998 and 1997

NOTE 12--OTHER INCOME AND OPERATING EXPENSES

     Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. Occupancy costs for the years ended December 31, 1999, 1998 and 1997 were $10.7 million, $9.0 million and $8.5 million, respectively.

     Merger and other related nonrecurring costs for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:


(Dollars in thousands)                             1999         1998       1997
--------------------------------------------------------------------------------

Financial advisory and professional fees       $  1,627      $ 1,101    $ 1,083
Charges to conform accounting practices           2,745          183      1,350
Other costs                                       5,959        1,377        900
                                              ----------------------------------
   Total                                       $ 10,331      $ 2,661    $ 3,333
                                              ==================================


     Other costs include severance and other compensation expenses, charges for the write-off of assets retired as a result of the merger, and other expenses including printing costs and filing fees.

Years Ended December 31, 1999, 1998 and 1997

     Other expenses for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:


(Dollars in thousands)                           1999         1998         1997
--------------------------------------------------------------------------------

Telephone, postage and supplies              $  4,500     $  3,992     $  3,174
Legal and other professional fees               3,371        3,416        3,456
Marketing and promotion                         3,492        3,279        3,038
Client services                                 3,226        2,520        1,873
Data processing                                 2,665        1,959        1,529
Directors fees                                  1,226        1,432        1,398
Insurance                                         952          889          800
FDIC insurance and regulatory
  assessments                                     622          553          504
Other real estate owned                            13          157          211
Other                                           6,813        7,005        6,369
                                            ------------------------------------
                                             $ 26,880     $ 25,202     $ 22,352
                                            ====================================

     To support the Greater Bay Bancorp Foundation (the "Foundation"), the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded $12.2 million in 1999 and $1.3 million in 1998 of expense for the contribution to the Foundation, which is included in operating expenses.

     In July 1995, the Company settled a lawsuit of $1.0 million, net of tax. The Company recovered those losses through insurance coverage for this settlement in 1997. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense as a charge to 1995 earnings, and the associated recovery in 1997 as a recovery to earnings.

NOTE 13--EMPLOYEE BENEFIT PLANS

     (All share amounts have been restated to reflect the 2-for-1 stock split declared to shareholders of record as of April 30, 1998 and the 2-for-1 stock split declared to shareholders of record as of October 4, 2000).

Stock Option Plan

     On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan"), to increase by 1,825,304 the number of shares of Greater Bay stock issuable under the Bancorp Plan. On May 17, 2000, the Company's shareholders approved an additional amendment to the Bancorp Plan to increase by 2,500,000, the number of shares issuable by the Bancorp Plan. These were done to accommodate the increased number of eligible employees as a result of the mergers.

     Under the terms of the respective mergers, all stock option plans of BOP, BSC, BAB and BBC were terminated at the time of merger and all outstanding options from these plans were assumed by the Bancorp Plan. The CCB Stock Option Plan and the MDNB Stock Option Plan were assumed by the company. Options outstanding from the BOP plan of 239,880 (converted at a ratio of 0.5731), outstanding options from the BSC plan of 471,840 (converted at a ratio of 0.8499), options outstanding from the CCB plan of 379,596 (converted at a ratio of 0.6338), options outstanding from the MDNB plan of 145,428 (converted at a ratio of 0.9532), outstanding options from the BAB plan of 59,668 shares (converted at a ratio of 1.38682) and outstanding options from the BBC plan of 216,636 shares (converted at a ratio of 0.6833) were assumed by the Bancorp Plan.

Years Ended December 31, 1999, 1998 and 1997

     Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and generally vests over a five year period.

     At December 31, 1999 the total authorized shares issuable under the Bancorp Plan was approximately 4,558,000 shares and the number of shares available for future grants was approximately 220,000 shares.

Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and net income per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1997 and has elected to adopt the disclosure provisions of this statement.

     The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in its accounting for stock options. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below:


                                                                              December 31,
                                                        -----------------------------------------------
(Dollars in thousands, except per share amounts)               1999              1998           1997
-------------------------------------------------------------------------------------------------------
Net income:
   As reported                                               $ 44,184          $ 33,784       $ 25,195
   Pro forma                                                 $ 40,835          $ 31,316       $ 24,164

Basic net income per share:
   As reported                                                 $ 1.16            $ 0.91         $ 0.70
   Pro forma                                                   $ 1.07            $ 0.85         $ 0.67

Diluted net income per share:
   As reported                                                 $ 1.10            $ 0.85         $ 0.66
   Pro forma                                                   $ 1.01            $ 0.79         $ 0.63

Years Ended December 31, 1999, 1998 and 1997

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999, 1998 and 1997, respectively; dividend yield of 1.5%, 1.75% and 1.8%; expected volatility of 29.69%, 39.84% and 22.9%; risk free rates of 6.29%, 4.54% and 6.3%. The weighted average expected life is 5 years. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

     A summary of the Company's stock options as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                                                       1999                               1998                        1997
                                          ----------------------------------------------------------------------------------------
                                                         Weighted                       Weighted                    Weighted
                                          Shares          Average            Shares     Average        Shares        Average
                                          (000's)     Exercise Price         (000's)  Exercise Price  (000's)    Exercise Price
----------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year               5,360            $ 9.04          4,379       $ 5.71        3,684            $ 3.72
Granted                                        1,582             17.81          1,697        15.65        1,364              9.45
Exercised                                       (667)             5.06           (648)        3.85         (599)             3.01
Forfeited                                       (153)            12.59            (67)        8.41          (67)             4.11
                                          ----------------------------------------------------------------------------------------
Outstanding at end of year                     6,122             11.65          5,361         9.04        4,382              5.59
                                          ========================================================================================
Options exercisable at year-end                2,671              7.12          2,534         4.71        2,443              3.82
                                          ========================================================================================
Weighted average fair value of options
   granted during the year                                      $ 5.94                      $ 5.42                         $ 3.20
                                                     ==================               =============             ==================

     The following table summarizes information about stock options outstanding at December 31, 1999.


                                          Options Outstanding                                     Options Exercisable
                       ---------------------------------------------------------------     -------------------------------
                          Number                                                            Number
Exercise                Outstanding     Weighted Average       Weighted Average            Exercisable  Weighted Average
Price Range               (000's)       Exercise Price          Remaining Life (years)     (000's)       Exercise Price
--------------------------------------------------------------------------------------     -------------------------------
$1.53 - $4.69             1,575              $ 3.42                   4.61                   1,293               $ 3.33
$5.11 - $8.79               779                6.55                   6.78                     661                 6.15
$9.87 - $14.75            1,274               12.22                   6.75                     408                12.10
$14.78 - $17.52           1,180               16.62                   8.18                     180                16.79
$17.94 - $21.93           1,314               19.51                   9.82                     128                21.89


401(k) Savings Plan

     The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees' contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment.

     For the years ended December 31, 1999, 1998 and 1997, the Company contributed $1.3 million, $1.1 million and $844,000, respectively to the 401(k) plan.

Years Ended December 31, 1999, 1998 and 1997

Employee Stock Purchase Plan

     The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 923,738 shares. Under the plan the purchase price is 85% of the lower of the fair value at the beginning or end of each three month offering period. During 1999, employees purchased 83,302 shares of common stock for an aggregate purchase price of $1,031,000 compared to the purchase of 59,340 shares of common stock for an aggregate purchase price of $656,000 in 1998 and 60,640 shares of common stock for an aggregate purchase price of $347,000 in 1997. There were 525,986 shares remaining in the plan available for purchase by employees at December 31, 1999.

Supplemental Employee Compensation Benefits Agreements

     The Company has entered into supplemental employee compensation benefits agreements with certain executive and senior officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during their life for a period of up to 15 to 20 years after the employee's disability or retirement, benefits as defined in each specific agreement. The agreement also provides for a death benefit for the employee. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. The related accumulated accrued liability of at December 31, 1999 and 1998 is approximately $3.5 million and $2.6 million, respectively. The actuarial assumptions used for determining the present value of the projected benefit obligation include a 7% discount rate. Expenses accrued for this plan for the years December 31, 1999, 1998 and 1997 totaled $896,000, $602,000 and $557,000, respectively. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1999 and 1998, the Company's cash surrender value of these policies was approximately $45.4 million and $33.5 million, respectively and is included in other assets. The income recognized on these policies was $1.5 million, $953,000 and $406,000 in 1999, 1998 and 1997, respectively, and is included in other income.

Deferred Compensation Plan

     Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the "Deferred Plan") that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 1999 and 1998, $1.9 million and $834,000, respectively, of deferred compensation under this plan is included in other liabilities in the accompanying consolidated balance sheets.

     Additionally, under deferred compensation agreements that were established at BOP, CCB and PBC prior to its merger with the Company, there was approximately $1.1 million and $1.3 million of deferred compensation which is included in other liabilities at December 31, 1999 and 1998, respectively.

Years Ended December 31, 1999, 1998 and 1997

Change in Control

     In the event of a change in control, the supplemental employee compensation benefits agreements with certain executive and senior officers may require the Company to make certain payments under those agreements. The Company also has plans in place which would require certain payments be made to any employee whose employment is terminated pursuant to a change in control. These potential liabilities are currently not recognized in the accompanying consolidated financial statements.

NOTE 14--RELATED PARTY TRANSACTIONS

     The Company has, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates. These transactions are entered into under terms and conditions equal to those entered into in arms length transactions and are made subject to approval by the Directors' Loan Committee and the Board of Directors of the Bank extending the credit. An analysis of total loans to related parties for the years ended December 31, 1999 and 1998 is shown below:



(Dollars in thousands)                    1999          1998
-------------------------------------------------------------

Balance, January 1                    $ 46,866      $ 21,431
Additions                               27,883        45,019
Repayments                             (48,639)      (19,585)
                                 ----------------------------
Balance, December 31                  $ 26,110      $ 46,865
                                 ============================
Undisbursed commitments,
   at year end                        $ 11,113       $ 8,430
                                 ============================


NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

     The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all noncancelable operating leases as of December 31, 1999 are below:

(Dollars in thousands)
Years Ended December 31,
----------------------------------------------------------

2000                                         $ 5,694
2001                                           5,938
2002                                           4,860
2003                                           2,650
2004                                           2,232
Thereafter                                    10,803
                                        -------------
Total                                       $ 32,177
                                        =============

Years Ended December 31, 1999, 1998 and 1997

     The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1999, 1998, and 1997 was $1.3 million, $1.2 million, and $1.2 million, respectively. Gross rental expense for the years ended December 31, 1999, 1998, and 1997 was $6.9 million, $5.4 million, and $5.0 million, respectively.

Other Commitments and Contingencies

     The Company occasionally receives warrants to acquire common stock from borrowers that are in the start-up or development phase as consideration for provided financing. As of December 31, 1999, the Company had a portion of its warrants and common stock of these clients in escrow with an approximate fair value of $2.8 million. These equity securities are being held in escrow for the Company's benefit pending resolution of certain contingencies. Although realization is not assured, Management believes it is more likely than not that this amount will be realized. The amount considered realizable could be reduced if stock prices of the companies fall.

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $948.8 million and $742.7 million and letters of credit were $58.4 million and $28.2 million, at December 31, 1999 and 1998, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1999, no losses are anticipated as a result of these commitments.

     Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $265.1 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

     Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

     In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 16 - SHAREHOLDERS' RIGHTS PLAN

     In 1998 Greater Bay adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

Years Ended December 31, 1999, 1998 and 1997

     In accordance with the plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

     The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common share; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

NOTE 17--REGULATORY MATTERS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1999 and 1998 the Company and the Banks met all capital adequacy requirements to which they are subject.

Years Ended December 31, 1999, 1998 and 1997


     Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the FDIC or OCC categorized each of the Banks, with the exception of MDNB, as well-capitalized. To be categorized as well-capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the Banks. The Company and the Banks' actual 1999 and 1998 capital amounts and ratios are as follows:


                                                                                                           To Be Well Capitalized
                                                                                   For Capital             Under Prompt Corrective
As of December 31, 1998                                    Actual               Adequacy Purposes            Action Provisions
                                                -------------------------   -------------------------   --------------------------
(Dollars in thousands)                                 Amount     Ratio           Amount     Ratio            Amount     Ratio
-------------------------------------------------------------------------   -------------------------   --------------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                               $ 343,091    11.07%         $ 247,943    8.00%                      N/A
   Bank of Petaluma                                     17,537    11.70             11,991    8.00           $ 17,537    10.00%
   Bank of Santa Clara                                  33,672    11.91             22,618    8.00             28,272    10.00
   Bay Area Bank                                        15,104    10.50             11,511    8.00             14,398    10.00
   Bay Bank of Commerce                                 12,004    10.12              9,484    8.00             11,856    10.00
   Coast Commercial Bank                                37,426    13.80             21,771    8.00             27,213    10.00
   Cupertino National Bank                              97,081    11.03             70,398    8.00             87,997    10.00
   Golden Gate Bank                                     14,645    10.19             11,494    8.00             14,368    10.00
   Mid-Peninsula Bank                                   65,923    10.02             52,656    8.00             65,820    10.00
   Mt. Diablo National Bank                             15,192     8.20             14,823    8.00             18,529    10.00
   Peninsula Bank of Commerce                           22,458    10.86             16,544    8.00             20,680    10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                               $ 302,073    9.75%          $ 123,927    4.00%                      N/A
   Bank of Petaluma                                     15,941    10.64              5,993    4.00           $ 15,941    6.00%
   Bank of Santa Clara                                  31,368    11.09             11,314    4.00             16,971    6.00
   Bay Area Bank                                        13,285    9.23               5,756    4.00              8,634    6.00
   Bay Bank of Commerce                                 10,507    8.86               4,742    4.00              7,113    6.00
   Coast Commercial Bank                                34,020    12.50             10,885    4.00             16,328    6.00
   Cupertino National Bank                              82,337    9.36              35,199    4.00             52,798    6.00
   Golden Gate Bank                                     12,846    8.94               5,747    4.00              8,621    6.00
   Mid-Peninsula Bank                                   57,692    8.77              26,328    4.00             39,492    6.00
   Mt. Diablo National Bank                             12,875    6.95               7,411    4.00             11,117    6.00
   Peninsula Bank of Commerce                           19,859    9.60               8,272    4.00             12,408    6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                               $ 302,073    8.24%          $ 146,637    4.00%                      N/A
   Bank of Petaluma                                     15,941    8.29               7,692    4.00           $ 15,941    5.00%
   Bank of Santa Clara                                  31,368    9.29              12,782    4.00             15,977    5.00
   Bay Area Bank                                        13,285    7.80               6,815    4.00              8,519    5.00
   Bay Bank of Commerce                                 10,507    7.12               5,900    4.00              7,375    5.00
   Coast Commercial Bank                                34,020    9.40              14,538    4.00             18,172    5.00
   Cupertino National Bank                              82,337    8.05              40,896    4.00             51,120    5.00
   Golden Gate Bank                                     12,846    6.55               7,844    4.00              9,805    5.00
   Mid-Peninsula Bank                                   57,692    7.47              30,883    3.00             38,604    5.00
   Mt. Diablo National Bank                             12,875    7.76               7,828    4.00              9,785    5.00
   Peninsula Bank of Commerce                           19,859    7.32              10,847    4.00             13,559    5.00

                                                                                                           To Be Well Capitalized
                                                                                    For Capital            Under Prompt Corrective
As of December 31, 1998                                    Actual                Adequacy Purposes            Action Provisions
                                                -------------------------   -------------------------   --------------------------
(Dollars in thousands)                                 Amount     Ratio           Amount     Ratio            Amount     Ratio
-------------------------------------------------------------------------   -------------------------   --------------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                               $ 276,666    12.59%         $ 175,800    8.00%                      N/A
   Bank of Petaluma                                     14,723    11.01             10,698    8.00           $ 14,723    10.00%
   Bank of Santa Clara                                  29,698    11.95             19,882    8.00             24,852    10.00
   Bay Area Bank                                        15,800    13.77              9,179    8.00             11,474    10.00
   Bay Bank of Commerce                                 11,817     9.50              9,976    8.00             12,470    10.00
   Coast Commercial Bank                                31,198    14.80             16,856    8.00             21,069    10.00
   Cupertino National Bank                              59,224    10.12             46,822    8.00             58,527    10.00
   Golden Gate Bank                                     10,194    11.01              7,406    8.00              9,257    10.00
   Mid-Peninsula Bank                                   47,111    11.51             32,747    8.00             40,963    10.00
   Mt. Diablo National Bank                             11,716    9.00              10,416    8.00             13,021    10.00
   Peninsula Bank of Commerce                           18,256    12.37             11,809    8.00             14,761    10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                               $ 235,144    10.70%          $ 87,904    4.00%                      N/A
   Bank of Petaluma                                     13,297    9.94               5,351    4.00           $ 13,297    6.00%
   Bank of Santa Clara                                  27,860    11.21              9,941    4.00             14,912    6.00
   Bay Area Bank                                        14,365    12.52              4,590    4.00              6,885    6.00
   Bay Bank of Commerce                                 10,837    8.70               4,988    4.00              7,482    6.00
   Coast Commercial Bank                                28,549    13.60              8,248    4.00             12,642    6.00
   Cupertino National Bank                              48,845    8.35              23,411    4.00             35,116    6.00
   Golden Gate Bank                                      9,036    9.76               3,703    4.00              5,554    6.00
   Mid-Peninsula Bank                                   41,990    10.26             16,373    4.00             24,560    6.00
   Mt. Diablo National Bank                             10,115    7.77               5,208    4.00              7,812    6.00
   Peninsula Bank of Commerce                           16,408    11.12              5,904    4.00              8,857    6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                               $ 235,144    8.13%          $ 115,692    4.00%                      N/A
   Bank of Petaluma                                     13,297    7.36               7,227    4.00           $ 13,297    5.00%
   Bank of Santa Clara                                  27,860    9.26              12,035    4.00             15,043    5.00
   Bay Area Bank                                        14,365    10.34              4,590    4.00              6,948    5.00
   Bay Bank of Commerce                                 10,837    7.90               5,520    4.00              6,901    5.00
   Coast Commercial Bank                                28,549    9.10              12,574    4.00             15,717    5.00
   Cupertino National Bank                              48,845    7.47              26,138    4.00             32,673    5.00
   Golden Gate Bank                                      9,036    9.30               5,243    4.00              6,554    5.00
   Mid-Peninsula Bank                                   41,990    8.54              15,927    3.00             26,544    5.00
   Mt. Diablo National Bank                             10,115    6.08               6,658    4.00              8,323    5.00
   Peninsula Bank of Commerce                           16,408    6.65               9,759    4.00             12,198    5.00

Years Ended December 31, 1999, 1998 and 1997

NOTE 18--RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

     Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

     The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Banks' shareholders' equity, or a maximum of $75.6 million at December 31, 1999. No such advances were made during 1999 or exist as of December 31, 1999.

Years Ended December 31, 1999, 1998 and 1997

NOTE 19-EARNINGS PER SHARE

Per Share Data

     Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. All years presented include the effect of the 2-for-1 stock split effective as of April 30, 1998 and the 2-for-1 stock split effective on October 4, 2000.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 1999, 1998 and 1997.

                                                                     For the year ended December 31, 1999
                                                               -------------------------------------------------
                                                                      Income           Shares         Per Share
(Dollars in thousands, except per share amounts)                    (Numerator)      (Denominator)      Amount
----------------------------------------------------------------------------------------------------------------
Net income                                                             $ 44,184

Basic net income per share:
   Income available to common shareholders                               44,184         38,245,000       $ 1.16

Effect of dilutive securities:
   Stock options                                                              -          2,059,000
                                                               -------------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 44,184         40,304,000       $ 1.10
                                                               =================================================



                                                                     For the year ended December 31, 1998
                                                               -------------------------------------------------
                                                                        Income           Shares        Per Share
(Dollars in thousands, except per share amounts)                     (Numerator)      (Denominator)      Amount
----------------------------------------------------------------------------------------------------------------
Net income                                                             $ 33,784

Basic net income per share:
   Income available to common shareholders                               33,784         37,049,000       $ 0.91

Effect of dilutive securities:
   Stock options                                                              -          2,590,000
                                                               -------------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 33,784         39,639,000       $ 0.85
                                                               =================================================



                                                                     For the year ended December 31, 1997
                                                               -------------------------------------------------
                                                                         Income           Shares       Per Share
(Dollars in thousands, except per share amounts)                      (Numerator)      (Denominator)      Amount
----------------------------------------------------------------------------------------------------------------
Net income                                                             $ 25,194

Basic net income per share:
   Income available to common shareholders                               25,194         35,835,000       $ 0.70

Effect of dilutive securities:
   Stock options                                                              -          2,363,000
                                                               -------------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 25,194         38,198,000       $ 0.66
                                                               =================================================

Years Ended December 31, 1999, 1998 and 1997

     There were options to purchase 1,037,000 shares and 304,000 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the years ended December 31, 1999 and 1998, respectively. There were no options that were considered anti-dilutive during the year ended December 31, 1997.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 mergers with BOP at a 0.5731 conversion ratio, BSC at a 0.8499 conversion ratio, Coast Bancorp at a 0.6338 conversion ratio and MD Bancshares at a 0.9532 conversion ratio, 1999 mergers with BCS at a 0.6833 conversion ratio and BA Bancshares at a
1.38682 conversion ratio, the 1998 mergers with PRB and PBFC at a total of 1,901,496 and 596,000 shares, respectively, and the 1997 merger with PBC at a
0.96550 conversion ratio.

NOTE 20--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

     The financial statements of Greater Bay Bancorp (parent company only) are presented below:

PARENT COMPANY ONLY--BALANCE SHEETS

                                                          December 31,
(Dollars in thousands)                              1999             1998
--------------------------------------------------------------------------------

Assets:
Cash and cash equivalents                            $   2,837        $   7,703
Investment in subsidiaries                             282,079          223,722
Other investments                                       16,143           17,936
Subordinated debentures
  issued by subsidiary                                       -            3,000
Other assets                                            18,773            9,811
                                               ---------------------------------
Total assets                                         $ 319,832        $ 262,172
                                               =================================
Liabilities and
   shareholders' equity:
      Subordinated debt                                 58,547           54,547
      Other liabilities                                  8,410            6,928
                                               ---------------------------------
Total liabilities                                       66,957           61,475
Shareholders' equity:
   Common stock                                        148,611          121,646
   Accumulated other comprehensive income               (9,158)             674
   Retained earnings                                   113,422           78,377
                                               ---------------------------------
Total shareholders' equity                             252,875          200,697
                                               ---------------------------------
Total liabilities and
   shareholders' equity                              $ 319,832        $ 262,172
                                               =================================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY-STATEMENTS OF OPERATIONS


                                                      Years Ended December 31,
(Dollars in thousands)                             1999        1998       1997
--------------------------------------------------------------------------------

Income:
   Interest income                                $ 521     $ 1,073      $ 485
   Cash dividend from subsidiaries                1,580       3,015      1,413
   Other income                                       -          71        501
                                               ---------------------------------
Total                                             2,101       4,159      2,399
                                               ---------------------------------
Expenses:
   Interest expense                               4,382       3,195      1,458
   Salaries                                      17,138       8,952      5,978
   Occupancy and equipment                        3,821       2,031      1,218
   Merger expenses                                3,283       1,877        712
   Other expenses                                 5,804       3,596      2,041
   Less: rentals and fees received
      from Banks                                (27,653)    (15,866)   (10,201)
                                               ---------------------------------
Total                                             6,775       3,785      1,206
                                               ---------------------------------
Income (loss) before taxes and equity
   in undistributed net income of subsidiaries   (4,674)        374      1,193
Income tax benefit                               (2,685)     (1,668)      (270)
                                               ---------------------------------
Income (loss) before equity in undistributed
   net income of subsidiaries                    (1,989)      2,042      1,463
                                               ---------------------------------
Equity in undistributed net income of
   subsidiaries                                  46,173      31,742     23,732
                                               ---------------------------------
Net income                                     $ 44,184    $ 33,784   $ 25,195
                                               =================================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY--STATEMENTS OF CASH FLOWS

                                                      Years Ended December 31,
                                              ------------------------------------------
(Dollars in thousands)                            1999          1998          1997
----------------------------------------------------------------------------------------
Cash flows-operating activities
   Net income                                      $ 44,184      $ 33,784      $ 25,194
   Reconciliation of net income
     to net cash from operations:
       Equity in undistributed net
          income of subsidiaries                    (46,173)      (31,716)      (23,731)
       Net change in other assets                    (9,791)       (4,598)       (1,984)
       Net change in other liabilities                4,420         2,140         2,442
                                              ------------------------------------------
Operating cash flow, net                             (7,360)         (390)        1,921
                                              ------------------------------------------

Cash flows-investing activities
   Purchases of available for sale
      securities                                    (20,825)      (84,130)       (8,293)
   Proceeds from sale and maturities
       of available for sale securities              20,980        71,939         3,136
   Proceeds from sale of OREO                             -           407             -
   Dividends from subsidiaries                        4,166         3,449         3,617
   Capital contribution to
       the subsidiaries                             (27,218)      (17,500)      (13,818)
                                              ------------------------------------------
Investing cash flows, net                           (22,897)      (25,835)      (15,358)
                                              ------------------------------------------

Cash flows-financing activities
    Net change in other borrowings - short term       7,000             -             -
    Repurchase of common stock                            -        (2,651)         (130)
    Proceeds from private placement of stock         18,954             -             -
    Proceeds from issuance of
       subordinated debt                                  -        30,000        20,618
    Stock issued in dividend reinvestment plan          171             -             -
    Proceeds from exercise
       of stock options and employees
       stock purchases                                6,888         5,661         2,985
    Payment of cash dividends                        (7,622)       (7,193)       (5,660)
                                              ------------------------------------------
Financing cash flows, net                            25,391        25,817        17,813
                                              ------------------------------------------

Net increase in cash and
    cash equivalents                                 (4,866)         (408)        4,376
Cash and cash equivalents
    at the beginning of the year                      7,703         8,111         3,735
Cash and cash equivalents
    at end of the year                        ------------------------------------------
                                                    $ 2,837       $ 7,703       $ 8,111
                                              ==========================================

Years Ended December 31, 1999, 1998 and 1997

NOTE 21--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1999 and 1998 are as follows:


                                                                        1999                                 1998
                                                        -----------------------------------  ----------------------------------
                                                               Carrying                             Carrying
(Dollars in thousands)                                          Amount          Fair Value           Amount         Fair Value
-------------------------------------------------------------------------------------------  ----------------------------------
Financial assets:
   Cash and due from banks                                      $ 147,222        $ 147,222          $ 138,484        $ 149,554
   Short term investments and Fed Funds Sold                      249,107          249,107            189,980          178,910
   Investment securities                                          750,516          722,262            667,531          669,777
   Loans, net                                                   2,416,423        2,396,640          1,740,158        1,735,073
  Accrued interest receivable                                      24,130           24,130             17,033           17,033
Financial liabilities:
   Deposits:
      Demand, noninterest-bearing                                 727,613          756,604            573,552          599,360
      MMDA, NOW and Savings                                     1,838,868        1,809,877          1,388,260        1,362,451
      Time certificates, $100,000 and over                        534,662          528,735            324,517          330,710
      Other time certificates                                     161,745          162,963            177,155          190,983
   Other borrowings                                               117,052          116,242            109,423          108,053
   Subordinated debt                                                    -                -              3,000            2,999
   Company obligated mandatory redeemable
      preferred securities of subsidiary trust holding
      solely junior subordinated debentures                        49,000           48,468             49,000           47,829




     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

     The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

Investment Securities

     The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on quoted market prices or bid quotations from securities dealers.

Years Ended December 31, 1999, 1998 and 1997

Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Borrowings

     The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities. The fair value of core deposits does not reflect the market core deposits premium of approximately 10%
- 12%. Additionally, the fair value of deposits does not include the benefit that results from the low cost of funding provided by the Company's deposits as compared to the cost of borrowing funds in the market.

Commitments to Extend Credit and Standby Letters of Credit

     The majority of the Company's commitments to extend credit carry current market interest rate if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.

Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.

Years Ended December 31, 1999, 1998 and 1997

NOTE 22--ACTIVITY OF BUSINESS SEGMENTS

     In 1998 the Company adopted SFAS No. 131. The prior year's segment information has been restated to present the Company's two reportable segments, community banking and trust operations.

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. Intersegment revenue is recorded at prevailing market terms and rates and is not significant to the results of the segments. This revenue is eliminated in consolidation. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Ten of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The GBB Trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segments key operating results and financial position for the years ended or as of December 31, 1999, 1998 and 1997:

                                                  1999                               1998                             1997
                                     -------------------------------   --------------------------------  ---------------------------

                                       Community          Trust           Community          Trust          Community        Trust
(Dollars in thousands)                  banking         operations         banking         operations        banking      operations

------------------------------------------------------------------------------------------------------------------------------------

Net interest income                    $ 156,097           $ 369          $ 128,945           $ 859         $ 107,023         $ 141
Other income                              39,972           3,007             19,453           2,488            17,249         2,092
Operating expenses                       149,042           2,863            104,085           2,429            85,726         1,966
Net income before income taxes (1)        98,167             121             68,648             918            49,006           267

Total assets                           3,702,369               -          3,820,326               -         2,220,574             -
Deposits                               3,205,057          57,831          2,395,945          67,539         1,869,084        66,321
Assets under management                        -         697,435                  -         649,336                 -       577,746


(1) Includes intercompany earnings allocation charge which is eliminated in consolidation

Years Ended December 31, 1999, 1998 and 1997

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the years ended December 31, 1999, 1998 and 1997 is presented below.

                                                                     As of and for Year Ended
                                                                           December 31,
(Dollars in thousands)                                        1999             1998              1997
------------------------------------------------------------------------------------------------------------
Net interest income and other income
   Total segment net interest income and other income        $   207,231       $   151,745      $   126,505
   Parent company net interest income and other income            (3,893)           (1,357)             309
                                                        ----------------------------------------------------
      Consolidated net interest income and other income      $   203,338       $   150,388      $   126,814
                                                        ====================================================

Net income before taxes
   Total segment net income before income taxes              $    98,288       $    69,566      $    49,273
   Parent company net income before income taxes                 (32,393)          (17,664)          (9,486)
                                                        ----------------------------------------------------
      Consolidated net income before income taxes            $    65,895          $ 51,902      $    39,787
                                                        ====================================================

Total assets
   Total segment assets                                      $ 3,702,369       $ 2,820,326      $ 2,220,574
   Parent company segment assets                                  34,360            36,920           15,333
                                                        ----------------------------------------------------
      Consolidated total assets                              $ 3,736,729       $ 2,857,246      $ 2,235,907
                                                        ====================================================


NOTE 23--SUBSEQUENT EVENTS

     On March 23, 2000, we completed an offering of 10.875% capital securities in an aggregate amount of $9.5 million through GBB Capital III, a wholly owned trust subsidiary formed for the purpose of the offering. On May 18, 2000, we completed an additional offering of 10.75% capital securities in an aggregate amount of $41.0 million through GBB Capital IV, a wholly owned trust subsidiary formed for the purpose of the offering. The securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. As a result of the transaction, we have $100.5 million in capital securities outstanding.

     On March 23, 2000, we also consummated the sale of 648,648 shares of our common stock in a private transaction pursuant to a Securities Purchase Agreement dated as of March 22, 2000, between us and certain investors identified therein. The shares were sold at a purchase price of $18.50 per share, or approximately $12.0 million, net of issuance costs. On April 26, 2000, we filed a registration statement to register the shares for resale.

Years Ended December 31, 1999, 1998 and 1997

NOTE 24--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents the summary results for the stated eight quarters:

                                                  December 31,         September 30,            June 30,             March 31,
                                             ---------------------------------------------------------------------------------------


(Dollars in thousands, except per share data)  1999       1998      1999         1998       1999        1998      1999       1998
------------------------------------------------------------------------------------------------------------------------------------

Interest income                             $ 73,124    $ 54,413  $ 66,160     $ 53,916    $ 60,934   $ 49,893   $ 55,159  $ 46,966
Net interest income                           45,490      20,079    41,670       20,743      38,257     18,788     34,942    17,130
Provision for loan losses                      6,608       2,406     3,902        2,492       2,141      1,937      1,388     1,444
Other income                                  23,725       6,331     7,705        5,448       5,780      5,452      5,769     4,710
Other expenses                                34,938      23,657    25,701       22,369      28,784     22,831     23,650    21,350
Income before taxes                           18,390      14,602    19,697       13,761      13,037     11,789     14,771    11,752
Net income                                    14,240       9,697    12,337        8,919       8,124      7,434      9,483     7,737
Net income per share:
   Basic                                      $ 0.36      $ 0.26    $ 0.32       $ 0.24      $ 0.21     $ 0.20     $ 0.27    $ 0.21
   Diluted                                    $ 0.35      $ 0.24    $ 0.30       $ 0.22      $ 0.20     $ 0.19     $ 0.25    $ 0.20

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Greater Bay Bancorp:

We have audited the accompanying supplemental consolidated balance sheets of Greater Bay Bancorp and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Greater Bay Bancorp and Bank of Petaluma on October 13, 2000, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Greater Bay Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greater Bay Bancorp and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
October 17, 2000